Exhibit 99.2

Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Consolidated Communications Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Consolidated Communications Holdings, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consolidated Communications Holdings, Inc. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Consolidated Communications Holdings, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 27, 2015, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 27, 2015,

except for the retrospective adjustments described in Note 3, as to which the date is
August 10, 2015

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands except per share amounts)

	Year Ended December 31,
	2014	2013	2012

Net revenues	$635,738	$601,577	$477,877

Operating expense:
Cost of services and products (exclusive of depreciation and amortization)	242,661	222,452	175,929
Selling, general and administrative expenses	140,636	135,414	108,163
Acquisition and other transaction costs	11,817	776	20,800
Impairment of intangible assets	—	—	1,236
Depreciation and amortization	149,435	139,274	120,332
Income from operations	91,189	103,661	51,417

Other income (expense):
Interest expense, net of interest income	(82,537)	(85,767)	(72,604)
Loss on extinguishment of debt	(13,785)	(7,657)	(4,455)
Investment income	34,516	37,695	30,667
Other, net	(968)	(456)	601
Income from continuing operations before income taxes	28,415	47,476	5,626

Income tax expense	13,027	17,512	661

Income from continuing operations	15,388	29,964	4,965

Discontinued operations, net of tax:
Income (loss) from discontinued operations, net of tax	—	(156)	1,206
Gain on sale of discontinued operations, net of tax	—	1,333	—
Total discontinued operations	—	1,177	1,206

Net income	15,388	31,141	6,171
Less: net income attributable to noncontrolling interest	321	330	531
Net income attributable to common shareholders	$15,067	$30,811	$5,640

Net income per common share - basic and diluted
Income from continuing operations	$0.35	$0.73	$0.12
Discontinued operations, net of tax	—	0.03	0.03
Net income per basic and diluted common shares attributable to common shareholders	$0.35	$0.76	$0.15

Dividends declared per common share	$1.55	$1.55	$1.55

See accompanying notes.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(amounts in thousands)

	Year Ended December 31,
	2014	2013	2012

Net income	$15,388	$31,141	$6,171
Pension and post-retirement obligations:
Change in net actuarial loss and prior service credit, net of tax expense (benefit) of $(20,039), $24,604 and $(8,932) in 2014, 2013 and 2012, respectively	(31,191)	39,381	(14,205)
Amortization of actuarial losses and prior service credit to earnings, net of tax expense (benefit) of $(400), $1,172 and $771 in 2014, 2013 and 2012, respectively	(637)	1,843	1,276
Derivative instruments designated as cash flow hedges:
Change in fair value of derivatives, net of tax benefit of $51, $233 and $2,074 in 2014, 2013 and 2012, respectively	(81)	(381)	(3,557)
Reclassification of realized loss to earnings, net of tax expense of $781, $1,934 and $5,129 in 2014, 2013 and 2012, respectively	1,269	3,941	8,535
Comprehensive income (loss)	(15,252)	75,925	(1,780)
Less: comprehensive income attributable to noncontrolling interest	321	330	531

Total comprehensive income (loss) attributable to common shareholders	$(15,573)	$75,595	$(2,311)

See accompanying notes.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$6,679	$5,551
Accounts receivable, net of allowance for doubtful accounts	77,536	52,033
Income tax receivable	18,940	9,796
Deferred income taxes	13,374	7,960
Prepaid expenses and other current assets	17,616	12,380
Total current assets	134,145	87,720

Property, plant and equipment, net	1,137,478	885,362
Investments	115,376	113,099
Goodwill	764,630	603,446
Other intangible assets	56,322	40,084
Deferred debt issuance costs, net and other assets	19,313	17,667
Total assets	$2,227,264	$1,747,378

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,277	$4,885
Advance billings and customer deposits	31,933	25,934
Dividends payable	19,510	15,520
Accrued compensation	32,581	22,252
Accrued interest	6,784	3,524
Accrued expense	39,698	35,173
Current portion of long-term debt and capital lease obligations	9,849	9,751
Current portion of derivative liability	443	660
Total current liabilities	156,075	117,699

Long-term debt and capital lease obligations	1,356,753	1,212,134
Deferred income taxes	246,665	179,859
Pension and other postretirement obligations	122,363	75,754
Other long-term liabilities	14,579	9,593
Total liabilities	1,896,435	1,595,039

Commitments and contingencies

Shareholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 50,364,579 and 40,065,246 shares outstanding as of December 31, 2014 and 2013, respectively	504	401
Additional paid-in capital	357,139	148,433
Retained earnings	—	—
Accumulated other comprehensive loss, net	(31,640)	(1,000)
Noncontrolling interest	4,826	4,505
Total shareholders’ equity	330,829	152,339
Total liabilities and shareholders’ equity	$2,227,264	$1,747,378

See accompanying notes.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(amounts in thousands)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Non- controlling
	Shares	Amount	Capital	Earnings	Loss, net	Interest	Total

Balance at December 31, 2011	29,870	$299	$79,852	$—	$(37,833)	$5,494	$47,812
Cash dividends on common stock	—	—	(52,352)	(5,640)	—	—	(57,992)
Shares issued upon acquisition of SureWest	9,966	100	148,293	—	—	—	148,393
Shares issued under employee plan, net of forfeitures	79	—	—	—	—	—	—
Non-cash, stock-based compensation	—	—	2,348	—	—	—	2,348
Purchase and retirement of common stock	(37)	—	(559)	—	—	—	(559)
Tax on restricted stock vesting	—	—	47	—	—	—	47
Distributions to non-controlling interests	—	—	—	—	—	(1,850)	(1,850)
Other comprehensive income (loss)	—	—	—	—	(7,951)	—	(7,951)
Other	—	—	(314)	—	—	—	(314)
Net income	—	—	—	5,640	—	531	6,171
Balance at December 31, 2012	39,878	$399	$177,315	$—	$(45,784)	$4,175	$136,105
Cash dividends on common stock	—	—	(31,310)	(30,811)	—	—	(62,121)
Shares issued under employee plan, net of forfeitures	234	2	—	—	—	—	2
Non-cash, stock-based compensation	—	—	3,028	—	—	—	3,028
Purchase and retirement of common stock	(46)	—	(889)	—	—	—	(889)
Tax on restricted stock vesting	—	—	289	—	—	—	289
Other comprehensive income (loss)	—	—	—	—	44,784	—	44,784
Net income	—	—	—	30,811	—	330	31,141
Balance at December 31, 2013	40,066	$401	$148,433	$—	$(1,000)	$4,505	$152,339
Cash dividends on common stock	—	—	(51,264)	(15,067)	—	—	(66,331)
Shares issued upon acquisition of Enventis	10,144	101	257,558	—	—	—	257,659
Shares issued under employee plan, net of forfeitures	224	2	(2)	—	—	—	—
Non-cash, stock-based compensation	—	—	3,622	—	—	—	3,622
Purchase and retirement of common stock	(69)	—	(1,856)	—	—	—	(1,856)
Tax on restricted stock vesting	—	—	879	—	—	—	879
Other comprehensive income (loss)	—	—	—	—	(30,640)	—	(30,640)
Other	—	—	(231)	—	—	—	(231)
Net income	—	—	—	15,067	—	321	15,388
Balance at December 31, 2014	50,365	$504	$357,139	$—	$(31,640)	$4,826	$330,829

See accompanying notes.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$15,388	$31,141	$6,171
Income from discontinued operations, net of tax	—	(1,177)	(1,206)
Net income from continuing operations	15,388	29,964	4,965
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	149,435	139,274	120,332
Impairment of intangible assets	—	—	1,236
Deferred income taxes	10,244	16,045	(757)
Cash distributions from wireless partnerships in excess of/(less than) current earnings	212	(2,949)	(1,309)
Stock-based compensation expense	3,636	3,028	2,348
Amortization of deferred financing costs	4,364	2,209	6,360
Loss on extinguishment of debt	13,785	7,657	4,455
Other, net	2,973	1,788	(332)
Changes in operating assets and liabilities:
Accounts receivable, net	11,896	5,937	(1,797)
Income tax receivable	(3,406)	2,224	(2,846)
Prepaids and other assets	1,953	(1,111)	(803)
Accounts payable	(1,904)	(10,069)	4,496
Accrued expenses and other liabilities	(20,791)	(25,467)	(16,616)
Net cash provided by continuing operations	187,785	168,530	119,732
Net cash provided by (used in) discontinued operations	—	(4,174)	3,483
Net cash provided by operating activities	187,785	164,356	123,215

Cash flows from investing activities:
Business acquisition, net of cash acquired	(139,558)	—	(385,346)
Purchases of property, plant and equipment, net	(108,998)	(107,363)	(76,998)
Purchase of investments	(100)	(403)	(6,728)
Proceeds from sale of assets	1,795	330	924
Other	—	—	(314)
Net cash used in continuing operations	(246,861)	(107,436)	(468,462)
Net cash provided by (used in) discontinued operations	—	2,331	(97)
Net cash used in investing activities	(246,861)	(105,105)	(468,559)

Cash flows from financing activities:
Proceeds on bond offering	200,000	—	298,035
Proceeds from issuance of long-term debt	80,000	989,450	544,850
Payment of capital lease obligation	(703)	(516)	(228)
Payment on long-term debt	(63,100)	(990,961)	(510,038)
Partial redemption of senior notes	(84,127)	—	—
Payment of financing costs	(7,438)	(6,576)	(18,616)
Distributions to noncontrolling interest	—	—	(1,850)
Repurchase and retirement of common stock	(1,856)	(887)	(559)
Dividends on common stock	(62,341)	(62,064)	(54,100)
Other	(231)	—	—
Net cash provided by (used in) financing activities	60,204	(71,554)	257,494

(Decrease)/increase in cash and cash equivalents	1,128	(12,303)	(87,850)

Cash and cash equivalents at beginning of period	5,551	17,854	105,704

Cash and cash equivalents at end of period	$6,679	$5,551	$17,854

See accompanying notes.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

1.              BUSINESS DESCRIPTION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Accounting

Consolidated Communications Holdings, Inc. (the “Company”, “we” or “our”) is a holding company with operating subsidiaries (collectively “Consolidated”) that provide integrated communications services in consumer, commercial, and carrier channels in California, Illinois, Iowa, Kansas, Minnesota, Missouri, North Dakota, Pennsylvania, South Dakota, Texas, and Wisconsin. We operate as both an Incumbent Local Exchange Carrier (“ILEC”) and a Competitive Local Exchange Carrier (“CLEC”), dependent upon the territory served.  We provide a wide range of services and products that include local and long-distance service, high-speed broadband Internet access, video services, Voice over Internet Protocol (“VoIP”), private line services, carrier grade access services, network capacity services over our regional fiber optic networks, cloud services, data center and managed services, directory publishing, and equipment sales. As of December 31, 2014, we had approximately 270 thousand access lines, 167 thousand voice connections, 290 thousand data and Internet connections and 123 thousand video connections.

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates. Our critical accounting estimates include (i) impairment evaluations associated with indefinite-lived intangible assets (Note 1), (ii) revenue recognition (Note 1), (iii) derivatives (Notes 1 and 7), (iv) business combinations (Note 3), (v) the determination of deferred tax asset and liability balances (Notes 1 and 10) and (vi) pension plan and other post-retirement costs and obligations (Notes 1 and 9).

Principles of Consolidation

Our consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries and subsidiaries in which we have a controlling financial interest. All significant intercompany transactions have been eliminated.

Recent Business Developments

Enventis Merger

On October 16, 2014, we completed our acquisition of Enventis Corporation, a Minnesota corporation (“Enventis”) in which we acquired all the issued and outstanding shares of Enventis in exchange for shares of our common stock. The financial results for Enventis have been included in our consolidated financial statements as of the acquisition date.  For a more complete discussion of the transaction, refer to Note 3.

Discontinued Operations

On September 13, 2013, we completed the sale of the assets and contractual rights used to provide communications services to inmates in thirteen county jails located in Illinois for a total purchase price of $2.5 million.  In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-20, “Discontinued Operations”, the financial results of the prison services business have been reported as a discontinued operation in our consolidated financial statements for the years ended on or before December 31, 2013. For a more complete discussion of the transaction, refer to Note 3.

SureWest Merger

We completed the acquisition of SureWest Communications (“SureWest”) on July 2, 2012.  SureWest’s results of operations are included within our results following the acquisition date.  For a more complete discussion of the transaction, refer to Note 3.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.  Our cash equivalents consist primarily of money market funds. The carrying amounts of our cash equivalents approximate their fair value.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due to the Company from normal activities.  We maintain an allowance for doubtful accounts for estimated losses, which result from the inability of our customers to make required payments. Such allowance is based on the likelihood of recoverability of accounts receivable based on past experience and management’s best estimates of current bad debt exposures. We perform ongoing credit evaluations of our customers’ financial condition and management believes that adequate allowances for doubtful accounts have been provided. Accounts are determined to be past due if customer payments have not been received in accordance with the payment terms. Uncollectible accounts are charged against the allowance for doubtful accounts and removed from the accounts receivable balances when internal collection efforts have been unsuccessful in collecting the amount due. The following table summarizes the activity in our accounts receivable allowance account for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(In thousands)	2014	2013	2012
Balance at beginning of year	$1,598	$4,025	$2,547
Provision charged to expense	3,320	515	5,615
Write-offs, less recoveries	(2,166)	(2,942)	(4,137)
Balance at end of year	$2,752	$1,598	$4,025

Investments

Our investments are primarily accounted for under either the equity or cost method.  If we have the ability to exercise significant influence over the operations and financial policies of an affiliated company, the investment in the affiliated company is accounted for using the equity method.  If we do not have control and also cannot exercise significant influence, the investment in the affiliated company is accounted for using the cost method.

We review our investment portfolio periodically to determine whether there are identified events or circumstances that would indicate there is a decline in the fair value that is considered to be other than temporary.  If we believe the decline is other than temporary, we evaluate the financial performance of the business and compare the carrying value of the investment to quoted market prices (if available) or the fair value of similar investments.  If an investment is deemed to have experienced an impairment that is considered other-than temporary, the carrying amount of the investment is reduced to its quoted or estimated fair value, as applicable, and an impairment loss is recognized in other income (expense).

Fair Value of Financial Instruments

We account for certain assets and liabilities at fair value.  Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.  A financial asset or liability’s classification within a three-tiered value hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The hierarchy prioritizes the inputs to valuation techniques into three broad levels in order to maximize the use of observable inputs and minimize the use of unobservable inputs.  The levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs that reflect quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets and inputs other than quoted prices that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  We capitalize additions and substantial improvements and expense repairs and maintenance costs as incurred.

We capitalize the cost of internal-use network and non-network software which has a useful life in excess of one year. Subsequent additions, modifications or upgrades to internal-use network and non-network software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Also, we capitalize interest associated with the development of internal-use network and non-network software.

Property, plant and equipment consisted of the following as of December 31, 2014 and 2013:

(In thousands)	December 31, 2014	December 31, 2013	Estimated Useful Lives
Land and buildings	$116,354	$98,663	18-40 years
Network and outside plant facilities	1,856,098	1,543,190	3-50 years
Furniture, fixtures and equipment	136,544	99,578	3-15 years
Assets under capital lease	11,510	11,169	3-11 years
Total plant in service	2,120,506	1,752,600
Less: accumulated depreciation and amortization	(1,025,665)	(899,926)
Plant in service	1,094,841	852,674
Construction in progress	29,562	23,586
Construction inventory	13,075	9,102
Totals	$1,137,478	$885,362

Construction inventory, which is stated at weighted average cost, consists primarily of network construction materials and supplies that when issued are predominately capitalized as part of new customer installations and the construction of the network.

We record depreciation using the straight line method over estimated useful lives using either the group or unit method. The useful lives are estimated at the time the assets are acquired and are based on historical experience with similar assets, anticipated technological changes and the expected impact of our strategic operating plan on our network infrastructure. The group method is used for depreciable assets dedicated to providing regulated telecommunication services, including the majority of the network and outside plant facilities.  A depreciation rate for each asset group is developed based on the average useful life of the group.  The group method requires periodic revision of depreciation rates.  When an individual asset is sold or retired, the difference between the proceeds, if any, and the cost of the asset is charged or credited to accumulated depreciation, without recognition of a gain or loss.

The unit method is primarily used for buildings, furniture, fixtures and other support assets. Each asset is depreciated on the straight-line basis over its estimated useful life.  When an individual asset is sold or retired, the cost basis of the asset and related accumulated depreciation are removed from the accounts and any associated gain or loss is recognized.

Depreciation and amortization expense was $139.0 million, $129.9 million and $98.3 million in 2014, 2013 and 2012, respectively.  Amortization of assets under capital leases is included in depreciation and amortization expense.

We evaluate the recoverability of our property, plant and equipment whenever events or substantive changes in circumstances indicate that the carrying amount of an asset group may not be recoverable.  Recoverability is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group.  If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge for the difference between the estimated fair value and the carrying value of the asset group.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Intangible Assets

Indefinite-Lived Intangibles

Goodwill and tradenames are evaluated for impairment annually or more frequently when events or changes in circumstances indicate that the asset might be impaired. We evaluate the carrying value of our indefinite-lived assets, tradenames and goodwill, as of November 30 of each year.

Goodwill

Goodwill is the excess of the acquisition cost of a business over the fair value of the identifiable net assets acquired.  As noted above, goodwill is not amortized but instead evaluated annually for impairment using a preliminary qualitative assessment and two-step process, if deemed necessary.  In 2012, we adopted an Accounting Standards Update No. 2011-08 — Intangibles-Goodwill and Other (Topic 350) Testing Goodwill for Impairment, that allows an entity to consider qualitative indicators to determine if the current two-step test is necessary.  Under the provisions of the amended guidance, the step-one test of a reporting unit’s fair value is not required unless, as a result of the qualitative assessment, it is more likely than not (a likelihood of more than 50%) that fair value of the reporting unit is less than its carrying amount.  Events and circumstances integrated into the qualitative assessment process include a combination of macroeconomic conditions affecting equity and credit markets, significant changes to the cost structure, overall financial performance and other relevant events affecting the reporting unit.  A company is permitted to skip the qualitative assessment at its election, and proceed to Step 1 of the quantitative test, which we chose to do in 2014.  In the first step of the impairment test, the fair value of our reporting unit is compared to its carrying amount, including goodwill.

The estimated fair value of the reporting unit is determined using a combination of market-based approaches and a discounted cash flow (“DCF”) model. The assumptions used in the estimate of fair value are based upon a combination of historical results and trends, new industry developments and future cash flow projections, as well as relevant comparable company earnings multiples for the market-based approaches. Such assumptions are subject to change as a result of changing economic and competitive conditions. We use a weighting of the results derived from the valuation approaches to estimate the fair value of the reporting unit.  The fair value of the reporting unit exceeded the carrying value at December 31, 2014.

If the carrying value of the reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss.  In measuring the fair value of our reporting unit as previously described, we consider the combined carrying and fair values of our reporting unit in relation to our overall enterprise value, measured as the publicly traded stock price multiplied by the fully diluted shares outstanding plus the value of outstanding debt.  Our reporting unit fair value models are consistent with a range in value indicated by both the preceding three month average stock price and the stock price on the valuation date, plus an estimated acquisition premium which is based on observable transactions of comparable companies, if applicable.

The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of goodwill is greater than the implied fair value of that goodwill, then an impairment charge would be recorded equal to the difference between the implied fair value and the carrying value.  At December 31, 2014 and 2013, the carrying value of goodwill was $764.6 million and $603.4 million, respectively.  Goodwill increased $161.2 during 2014 as a result of the acquisition of Enventis, as described in Note 3.

Tradenames

Our most valuable tradename is the federally registered mark CONSOLIDATED, a design of interlocking circles, which is used in association with our telephone communication services.  The Company’s corporate branding strategy leverages a CONSOLIDATED naming structure.  All of the Company’s business units and several of our products and services incorporate the CONSOLIDATED name.  Tradenames with indefinite useful lives are not amortized but are tested for impairment at least annually.  If facts and circumstances change relating to a tradename’s continued use in the branding of our products and services, it may be treated as a finite-lived asset and begin to be amortized over its estimated remaining life.  We estimate the fair value of our tradenames using DCF based on a relief from royalty method.  If the fair value of our tradenames was less than the carrying amount, we would recognize an impairment charge for the difference between the estimated fair value and the carrying value of

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

the assets. We perform our impairment testing of our tradenames as single units of accounting based on their use in our single reporting unit.

The carrying value of our tradenames, excluding any finite lived tradenames, was $10.6 million at December 31, 2014 and 2013.  For the years ended December 31, 2014 and 2013, we completed our annual impairment test using a DCF methodology based on a relief from royalty method and determined that there was no impairment of our tradenames.

Finite-Lived Intangible Assets

Finite lived intangible assets subject to amortization consist primarily of our customer lists of an established base of customers that subscribe to our services, tradenames of acquired companies and other intangible assets. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives.  In accordance with the applicable guidance relating to the impairment or disposal of long-lived assets, we evaluate the potential impairment of finite-lived intangible assets when impairment indicators exist. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment equal to the difference between the carrying amount and the fair value of the asset is recognized.

The components of finite-lived intangible assets are as follows:

		December 31, 2014		December 31, 2013
		Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Useful Lives	Amount	Amortization	Amount	Amortization

Customer relationships	3 - 13 years	$215,261	$(175,769)	$195,651	$(166,500)
Tradenames	1 - 2 years	2,290	(1,044)	900	(525)
Other intangible assets	5 years	5,600	(573)	—	—
Total		$223,151	$(177,386)	$196,551	$(167,025)

Amortization expense related to the finite-lived intangible assets for the years ended December 31, 2014, 2013 and 2012 was $10.4 million, $9.4 million and $22.1 million, respectively.  Expected future amortization expense of finite-lived intangible assets is as follows:

(In thousands)
2015	$12,869
2016	12,840
2017	6,119
2018	3,513
2019	3,179
Thereafter	7,245
Total	$45,765

Derivative Financial Instruments

We use derivative financial instruments to manage our exposure to the risks associated with fluctuations in interest rates.  Our interest rate swap agreements effectively convert a portion of our floating-rate debt to a fixed-rate basis, thereby reducing the impact of interest rate changes on future cash interest payments.  At the inception of a hedge transaction, we formally document the relationship between the hedging instruments including our objective and strategy for establishing the hedge.  In addition, the effectiveness of the derivative instrument is assessed at inception and on an ongoing basis throughout the hedging period.  Counterparties to derivative instruments expose us to credit-related losses in the event of nonperformance.  We execute agreements only with financial institutions we believe to be creditworthy and regularly assess the credit worthiness of each of the counterparties.  We do not use derivative instruments for trading or speculative purposes.

Derivative financial instruments are recorded at fair value in our consolidated balance sheet.  Fair value is determined based on publicly available interest rate yield curves and an estimate of our nonperformance risk or our counterparty’s nonperformance credit risk, as applicable.  We do not anticipate any nonperformance by any counterparty.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

For derivative instruments designated as a cash flow hedge, the effective portion of the change in the fair value is recognized as a component of accumulated other comprehensive income (loss) (“AOCI”) and is recognized as an adjustment to earnings over the period in which the hedged item impacts earnings.  When an interest rate swap agreement terminates, any resulting gain or loss is recognized over the shorter of the remaining original term of the hedging instrument or the remaining life of the underlying debt obligation.  The ineffective portion of the change in fair value of any hedging derivative is recognized immediately in earnings.  If a derivative instrument is de-designated, the remaining gain or loss in AOCI on the date of de-designation is amortized to earnings over the remaining term of the hedging instrument.  For derivative financial instruments that are not designated as a hedge, changes in fair value are recognized on a current basis in earnings.  Cash flows from hedging activities are classified under the same category as the cash flows from the hedged items in our consolidated statement of cash flows.  See Note 7 for further discussion of our derivative financial instruments.

Share-based Compensation

Our share-based compensation consists of the issuance of restricted stock awards (“RSAs”) and performance share awards (“PSAs”) (collectively “stock awards”).  Associated costs are based on a stock award’s estimated fair value at the date of the grant and are recognized over a period in which any related services are provided.  We recognize the cost of RSAs and PSAs on a straight-line basis over the requisite service period, generally from immediate vest to a four-year vesting period.  See Note 8 for further details regarding share-based compensation.

Pension Plan and Other Post-Retirement Benefits

We maintain noncontributory defined benefit pension plans and provide certain post-retirement health care and life insurance benefits to certain eligible employees.  We also maintain two unfunded supplemental retirement plans to provide incremental pension payments to certain former employees.

We recognize pension and post-retirement benefits expense during the current period in the consolidated income statement using certain assumptions, including the expected long-term rate of return on plan assets, interest cost implied by the discount rate, expected health care cost trend rate and the amortization of unrecognized gains and losses.  Refer to Note 9 for further details regarding the determination of these assumptions.

We recognize the overfunded or underfunded status of our defined benefit pension and post-retirement plans as either an asset or liability in the consolidated balance sheet.  We recognize changes in the funded status in the year in which the changes occur through comprehensive income, net of applicable income taxes, including unrecognized actuarial gains and losses and prior service costs and credits.

Income Taxes

Our estimates of income taxes and the significant items resulting in the recognition of deferred tax assets and liabilities are disclosed in Note 10 and reflect our assessment of future tax consequences of transactions that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate.  We base our provision for income taxes on our current period income, changes in our deferred income tax assets and liabilities, income tax rates, changes in estimates of our uncertain tax positions and tax planning opportunities available in the jurisdictions in which we operate.  We recognize deferred tax assets and liabilities when there are temporary differences between the financial reporting basis and tax basis of our assets and liabilities and for the expected benefits of using net operating loss and tax credit loss carryforwards.  We establish valuation allowances when necessary to reduce the carrying amount of deferred income tax assets to the amounts that we believe are more likely than not to be realized.  We evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets.  When a change in the tax rate or tax law has an impact on deferred taxes, we apply the change based on the years in which the temporary differences are expected to reverse.  As we operate in more than one state, changes in our state apportionment factors, based on operational results, may affect our future effective tax rates and the value of our deferred tax assets and liabilities.  We record a change in tax rates in our consolidated financial statements in the period of enactment.

Income tax consequences that arise in connection with a business combination include identifying the tax basis of assets and liabilities acquired and any contingencies associated with uncertain tax positions assumed or resulting from the business combination.  Deferred tax assets and liabilities related to temporary differences of an acquired entity are recorded as of the date of the business combination and are based on our estimate of the appropriate tax basis that will be accepted by the various taxing authorities.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

We record unrecognized tax benefits as liabilities in accordance with Accounting Standards Codification 740 and adjust these liabilities in the appropriate period when our judgment changes as a result of the evaluation of new information. In certain instances, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. We classify interest and penalties, if any, associated with our uncertain tax positions as a component of interest expense and general and administrative expense, respectively.  See Note 10 for additional information on income taxes.

Revenue Recognition

We recognize revenue when (i) persuasive evidence of an arrangement exists between us and the customer, (ii) delivery of the product to the customer has occurred or service has been provided to the customer, (iii) the price to the customer is fixed or determinable, and (iv), collectability of the sales price is reasonably assured.

Services

Revenues based on a flat fee, derived principally from local telephone, dedicated network access, data communications, digital TV, Internet access service and consumer/commercial broadband service are billed in advance and recognized in subsequent periods when the services are provided, with the exception of certain governmental accounts which are billed in arrears.

Certain of our service bundles may include multiple deliverables. When these circumstances occur, the base bundle consists of voice services, which include a phone line, calling features and long distance. Customers may choose to add additional services including high-speed Internet and digital/IP TV services to the base bundle packages. Separate units of accounting within the bundled packages include voice services, high-speed Internet, and digital/IP TV services. Revenue for all services included in our bundles is recognized over the same service period, which is the time period in which service is provided to the customer. Service bundle discounts are recognized concurrently with the associated revenue and are allocated to the various services in the bundled offering based on the relative selling price of the services included in each bundled combination.

Revenues for usage-based services, such as per-minute long-distance service and access charges billed to other telephone carriers for originating and terminating long-distance calls on our network, are billed in arrears.  We recognize revenue from these services in the period the services are rendered rather than billed.  Earned but unbilled usage-based services are recorded in accounts receivable.

When required as part of providing service, revenues related to nonrefundable, upfront service activation and setup fees are deferred and recognized over the estimated customer life. Incremental direct costs of telecommunications service activation are charged to expense in the period in which they are incurred, except when we maintain ownership of wiring installed during the activation process.  In such cases the cost is capitalized and depreciated over the estimated useful life of the asset.

Print advertising and publishing revenues are recognized ratably over the life of the related directory, generally 12 months.

Equipment

Revenues generated from the sale of equipment includes: i) the sale of voice and data communications equipment, ii) design, configuration and installation services related to voice and data equipment, iii) the provision of Cisco maintenance support contracts, and iv) the sale of professional support services related to customer voice and data systems. Equipment revenues generated from retail channels are recorded at the point of sale.  Telecommunications systems and structured cabling project revenues are recognized when the project is completed.  Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.

Support services revenue also includes “24x7” support of a customer’s voice and data networks. Most of these contracts are billed on a time and materials basis and revenue is recognized either as services are provided or over the term of the contract. Support services also include professional support services, which are typically sold on a time and materials basis, but may be sold as a prepaid block of time. This revenue is recognized as the services are provided (deferred and recognized as utilized if prepaid).

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Multiple Deliverable Arrangements

We often enter into arrangements which include multiple deliverables.  These arrangements primarily include the sale of communications equipment and associated support contracts, along with professional services providing design, configuration and installation consulting. When an equipment sale involves multiple deliverables, revenue is allocated to each respective element. When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price.

Allocation of revenue to deliverables of an arrangement is based on the relative selling price of the element being sold on a stand-alone basis. Equipment, maintenance contracts and professional services each qualify as separate units of accounting. We utilize the best estimate of selling price (“BESP”) for stand-alone value for our equipment and maintenance contracts, taking into consideration market conditions and entity-specific factors. We evaluate BESP by reviewing historical data related to sales of our deliverables.

Subsidies and Surcharges

Subsidies, including universal service revenues, are government-sponsored support mechanisms to assist in funding services in mostly rural, high-cost areas.  These revenues typically are based on information we provide and are calculated by the administering government agency.  Subsidies are recognized in the period the service is provided.  There is a reasonable possibility that out of period subsidy adjustments may be recorded in the future, but they are anticipated to be immaterial to our results of operation, financial position and cash flow.

We collect and remit Federal Universal Service contributions on a gross basis, which resulted in recorded revenue of approximately $11.4 million for the year ended December 31, 2014. We account for all other taxes collected from customers and remitted to the respective government agencies on a net basis.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising expense was $8.2 million, $7.6 million and $5.1 million in 2014, 2013 and 2012, respectively.

Statement of Cash Flows Information

During 2014, 2013 and 2012, we made payments for interest and income taxes as follows:

(In thousands)	2014	2013	2012
Interest, net of amounts capitalized ($1,437, $1,215 and $515 in 2014, 2013 and 2012, respectively)	$73,400	$80,693	$63,541
Income taxes paid, net	$5,311	$960	$4,991

Noncash investing and financing activities:

In 2014, we issued 10.1 million shares of the Company’s common stock with a market value of $257.7 million in connection with the acquisition of Enventis as described in Note 3.

As described in Note 3, we issued $148.4 million in shares of the Company’s common stock in connection with the acquisition of SureWest in 2012.

In 2013 and 2012, we acquired equipment of $0.8 million and $0.4 million, respectively, through capital lease agreements.

Noncontrolling Interest

We have a majority-owned subsidiary, East Texas Fiber Line Incorporated (“ETFL”) which is a joint venture owned 63% by the Company and 37% by Eastex Telecom Investments, LLC.  ETFL provides connectivity over a fiber optic transport network to certain customers residing in Texas.

Recent Accounting Pronouncements

In August 2014, FASB issued the Accounting Standards Update No. 2014-15 (“ASU 2014-15”), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 requires management to evaluate for each annual and interim reporting period whether conditions or events give rise to substantial doubt that

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

an entity has the ability to continue as a going concern within one year following issuance of the financial statements and requires specific disclosures regarding the conditions or events leading to substantial doubt. The new guidance is effective for annual and interim periods ending after December 15, 2016, with early adoption permitted.  The adoption of ASU 2014-15 is not expected to have a material impact on our financial position or results of operations.

In June 2014, FASB issued the Accounting Standards Update No. 2014-12 (“ASU 2014-12”), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. ASU 2014-12 provides guidance requiring a performance target that could be achieved after the requisite service period has ended to be treated as a performance condition affecting vesting of the award and therefore not reflected in estimating the fair value of the award at the date of grant. The amended guidance is effective for annual and interim periods beginning on or after December 15, 2015, with early adoption permitted. We do not expect the adoption of this standard to have a material effect on our financial position or results of operations.

In May 2014, FASB issued the Accounting Standards Update No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides new, globally applicable converged guidance concerning recognition and measurement of revenue. As a result, significant additional disclosures are required about nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual and interim periods beginning on or after December 15, 2016. Companies are allowed to transition using either the modified retrospective or full retrospective adoption method. If full retrospective adoption is chosen, three years of financial information must be presented in accordance with the new standard.  We are currently evaluating the alternative methods of adoption and the effect on our condensed consolidated financial statements and related disclosures.

In April 2014, FASB issued the Accounting Standards Update No. 2014-08 (“ASU 2014-08”), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 revises the definition of a discontinued operation to limit the circumstances under which a disposal or classification as held for sale qualifies for presentation as a discontinued operation. Amendments in this ASU require expanded disclosures concerning a discontinued operation and the disposal of an individually-material component of an entity not qualifying as a discontinued operation. ASU 2014-08 is effective for annual and interim periods beginning on or after December 15, 2014 and should be applied prospectively, with early adoption permitted.

Effective January 1, 2014, we adopted Accounting Standards Update No. 2013-11 (“ASU 2013-11”), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 provides guidance concerning the balance sheet presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward is present. The adoption of this standard did not have a material impact on our consolidated financial statements.

2.              EARNINGS PER SHARE

We compute net income per share using the two-class method.  The two-class method is an earnings allocation formula that determines income per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.  Basic net income per share is computed using the weighted-average number of common shares outstanding during the period.  Diluted net income attributable to our shareholders is computed using the weighted-average number of common shares and the effect of potentially dilutive securities outstanding during the period.  Potentially dilutive shares consist of restricted shares.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The computation of basic and diluted earnings per share attributable to common shareholders is as follows:

(In thousands, except per share amounts)	2014	2013	2012
Income from continuing operations	$15,388	$29,964	$4,965
Less: net income attributable to noncontrolling interest	321	330	531
Income attributable to common shareholders before allocation of earnings to participating securities	15,067	29,634	4,434
Less: earnings allocated to participating securities	546	466	351
Income from continuing operations attributable to common shareholders	14,521	29,168	4,083
Net income from discontinued operations	—	1,177	1,206
Net income attributable to common shareholders	$14,521	$30,345	$5,289

Weighted-average number of common shares outstanding	41,998	39,764	34,652

Basic and diluted earnings per common share:
Income from continuing operations	$0.35	$0.73	$0.12
Income from discontinued operations, net of tax	—	0.03	0.03
Net income per common share attributable to common shareholders	$0.35	$0.76	$0.15

Diluted earnings per common share attributable to common shareholders excludes 0.4 million shares at December 31, 2014, and 0.3 million shares at December 31, 2013 and 2012, of potential common shares related to our share-based compensation plan, because the inclusion of the potential common shares would have had an antidilutive effect.

3.              ACQUISITION AND DISPOSITIONS

Merger With Enventis

On October 16, 2014, we completed our merger with Enventis and acquired all the issued and outstanding shares of Enventis in exchange for shares of our common stock.  As a result, Enventis became a wholly-owned subsidiary of the Company.  Enventis is an advanced communications provider, which services business and residential customers primarily in the upper Midwest.  The Enventis fiber network spans more than 4,200 route miles across Minnesota and into Iowa, North Dakota, South Dakota and Wisconsin.  The acquisition reflects our strategy to diversify revenue and cash flows amongst multiple products and to expand our network to new markets.

At the effective time of the merger, each share of common stock, no par value, of Enventis owned immediately prior to the effective time of the merger converted into and became the right to receive 0.7402 shares of common stock, par value of $0.01 per share, of our common stock plus cash in lieu of fractional shares, as set forth in the merger agreement.  Based on the closing price of our common stock of $25.40 per share on the date preceding the merger, the total value of the purchase consideration exchanged was $257.7 million, excluding the repayment of Enventis’ outstanding debt of $149.9 million.  On the date of the merger, we issued an aggregate total of 10.1 million shares of our common stock to the former Enventis shareholders.

The acquisition was accounted for in accordance with the acquisition method of accounting for business combinations.  The tangible and intangible assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the acquisition. The results of operations of Enventis have been reported in our consolidated financial statements as of the effective date of the acquisition.  For the period of October 16, 2014 through December 31, 2014, Enventis contributed operating revenues of $37.6 million and a net loss of $1.4 million, which included $5.7 million in acquisition related costs.  Included in acquisition related costs as of December 31, 2014, are various change in control payments and other contingent payments to certain Enventis employees and directors that were triggered upon the closing of the Enventis acquisition or shortly thereafter.  The estimated cash payments under these agreements will be approximately $4.7 million and are expected to be paid in the second quarter of 2015.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The preliminary estimated fair value of the tangible and intangible assets acquired and liabilities assumed are as follows:

(In thousands)
Cash and cash equivalents	$10,382
Accounts receivable	37,399
Other current assets	15,961
Property, plant and equipment	284,709
Intangible assets	26,600
Other long-term assets	3,162
Total assets acquired	378,213
Current liabilities	40,552
Pension and other post-retirement obligations	13,852
Deferred income taxes	74,628
Other long-term liabilities	2,766
Total liabilities assumed	131,798
Net fair value of assets acquired	246,415
Goodwill	161,184
Total consideration transferred	$407,599

The fair values of the assets acquired and liabilities assumed are based on a preliminary valuation, which is subject to change within the measurement period as additional information is obtained.  Upon completion of the final fair value assessment, the fair values of the net assets acquired may differ from the preliminary assessment. We are in the process of finalizing the valuation of the net assets acquired, most notably, the valuation of property, plant and equipment, intangible assets, pension and other post retirement obligations and deferred income taxes. Any changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded to those assets and liabilities and residual amounts will be allocated to goodwill.

Goodwill recognized from the acquisition primarily relates to the expected contributions of the entity to the overall corporate strategy in addition to synergies and acquired workforce.  Goodwill is not deductible for income tax purposes. See Note 1 for additional information regarding the evaluation of goodwill.

The preliminary identifiable intangible assets acquired include customer relationships of $19.6 million, tradenames of $1.4 million and non-compete agreements of $5.6 million. The identifiable intangible assets are amortized using the straight-line method over their estimated useful lives, which is five to nine years for customer relationships, depending on the nature of the customer, five years for non-compete agreements and two years for tradenames.

The fair value of the identifiable assets acquired and liabilities assumed have been revised to reflect certain adjustments to the preliminary fair value assessments previously reported.  These adjustments resulted in an increase in property, plant and equipment of $2.1 million, intangible assets of $6.0 million, pension and other post-retirement obligations of $6.3 million and deferred income taxes of $0.6 million. The net impact of the adjustments increased net assets acquired and reduced goodwill by $1.2 million.  The adjustments have been retrospectively applied on the balance sheet as of the acquisition date.  There was no material impact to amounts previously reported in the statement of income as a result of these adjustments.

In connection with the opening balance sheet adjustment for the post-retirement obligation discussed above, we determined certain changes to the plan should be recognized as a post-acquisition event. As a result, the valuation of the post-retirement obligation was revised to appropriately reflect the changes in the plan provisions as a result of the acquisition.  These changes resulted in a decrease to the pension and other post-retirement liability of $6.3 million, an increase in deferred income tax of $2.4 million and a decrease in accumulated other comprehensive loss of $3.9 million which have been reflected in the revised consolidated balance sheet at December 31, 2014 and the consolidated statement of comprehensive income (loss) for the year December 31, 2014.  The impact of the change to the results of operations was not material.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Unaudited Pro Forma Results

The following unaudited pro forma information presents our results of operations as if the acquisition of Enventis occurred on January 1, 2013.  The adjustments to arrive at the pro forma information below included: additional depreciation and amortization expense for the fair value increases to property, plant and equipment and intangible assets acquired; increase in interest expense to reflect the additional debt entered into to finance a portion of the acquisition; and the exclusion of certain acquisition related costs.  Shares used to calculate the basic and diluted earnings per share were adjusted to reflect the additional shares of common stock issued to fund a portion of the acquisition price.

	Year Ended December 31,
(Unaudited; in thousands, except per share amounts)	2014	2013
Operating revenues	$790,745	$790,777
Income from operations	$104,674	$103,178
Net income from continuing operations	$18,648	$24,288
Less: net income attributable to noncontrolling interest	321	330
Net income attributable to common stockholders	$18,327	$23,958

Net income per common share - basic and diluted	$0.37	$0.48

Transaction costs related to the acquisition of Enventis were $11.5 million during the year ended December 31, 2014, which are included in acquisition and other transaction costs in the consolidated statements of income.  These costs are considered to be non-recurring in nature and therefore have been excluded from the pro forma results of operations.

The pro forma information does not purport to present the actual results that would have resulted if the acquisition had in fact occurred at the beginning of the fiscal periods presented, nor does the information project results for any future period. The pro forma information does not include the impact of any future cost savings or synergies that may be achieved as a result of the acquisition.

Merger With SureWest Communications

On July 2, 2012, we completed the merger with SureWest, which resulted in the acquisition of 100% of all the outstanding shares of SureWest for $23.00 per share in a cash and stock transaction.  The total purchase price of $550.8 million consisted of cash and assumed debt of $402.4 million and 9,965,983 shares of the Company’s common stock valued at the Company’s opening stock price on July 2, 2012 of $14.89, which totaled $148.4 million. We acquired SureWest to provide additional diversification of our revenues and cash flows.

Subsequent to the merger, the financial results of SureWest operations have been included in our consolidated statements of income. SureWest contributed $133.1 million in net revenues and recorded net income of $2.5 million for the period of July 2, 2012 through December 31, 2012, which included $9.5 million in acquisition related costs.

Discontinued Operations

In September 2013, we completed the sale of the assets and contractual rights of our prison services business for a total cash purchase price of $2.5 million, which included the settlement of any pending legal matters.  The financial results of the operations for prison services have been reported as a discontinued operation in our consolidated financial statements for the years ended on or before December 31, 2013.

The following table summarizes the financial information for the prison services operations for the years ended December 31, 2013 and 2012:

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(In thousands)	2013	2012
Operating revenues	$5,622	$25,580
Operating expenses including depreciation and amortization	5,883	23,599
Income (loss) from operations	(261)	1,981
Income tax expense (benefit)	(105)	775
Income (loss) from discontinued operations	$(156)	$1,206

Gain on sale of discontinued operations, net of tax of $887	$1,333	$—

4.              INVESTMENTS

Our investments are as follows:

(In thousands)	2014	2013
Cash surrender value of life insurance policies	$2,039	$2,183
Cost method investments:
GTE Mobilnet of South Texas Limited Partnership (2.34% interest)	21,450	21,450
Pittsburgh SMSA Limited Partnership (3.60% interest)	22,950	22,950
CoBank, ACB Stock	7,645	5,112
Other	200	200
Equity method investments:
GTE Mobilnet of Texas RSA #17 Limited Partnership (20.51% interest)	27,990	27,467
Pennsylvania RSA 6(I) Limited Partnership (16.67% interest)	7,451	7,696
Pennsylvania RSA 6(II) Limited Partnership (23.67% interest)	23,894	24,105
CVIN, LLC (12.09% interest)	1,757	1,936
Totals	$115,376	$113,099

Cost Method

We own 2.34% of GTE Mobilnet of South Texas Limited Partnership (the “Mobilnet South Partnership”).  The principal activity of the Mobilnet South Partnership is providing cellular service in the Houston, Galveston, and Beaumont, Texas metropolitan areas.  We also own 3.60% of Pittsburgh SMSA Limited Partnership (“Pittsburgh SMSA”), which provides cellular service in and around the Pittsburgh metropolitan area.  Because of our limited influence over these partnerships, we use the cost method to account for both of these investments.  It is not practicable to estimate fair value of these investments.  We did not evaluate any of the investments for impairment as no factors indicating impairment existed during the year.  In 2014, 2013 and 2012, we received cash distributions from these partnerships totaling $14.8 million, $16.9 million and $14.1 million, respectively.

CoBank, ACB (“CoBank”) is a cooperative bank owned by its customers.  Annually, CoBank distributes patronage in the form of cash and stock in the cooperative based on the Company’s outstanding loan balance with CoBank, which has traditionally been a significant lender in the Company’s credit facility.  The investment in CoBank represents the accumulation of the equity patronage paid by CoBank to the Company.

Equity Method

We own 20.51% of GTE Mobilnet of Texas RSA #17 Limited Partnership (“RSA #17”), 16.67% of Pennsylvania RSA 6(I) Limited Partnership (“RSA 6(I)”) and 23.67% of Pennsylvania RSA 6(II) Limited Partnership (“RSA 6(II)”).  RSA #17 provides cellular service to a limited rural area in Texas.  RSA 6(I) and RSA 6(II) provide cellular service in and around our Pennsylvania service territory.  Because we have significant influence over the operating and financial policies of these three entities, we account for the investments using the equity method.  In 2014, 2013 and 2012, we received cash distributions from these partnerships totaling $19.8 million, $17.9 million and $15.0 million, respectively.  The carrying value of the investments exceeds the underlying equity in net assets of the partnerships by $32.8 million.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

We have a 12.09% interest in Central Valley Independent Network, LLC (“CVIN”), a joint enterprise comprised of affiliates of several independent telephone companies located in central and northern California.  CVIN provides network services and oversees a broadband infrastructure project designed to expand and improve the availability of network services to counties in central California.  In 2014 and 2013, we made additional capital investments of $0.1 million and $0.4 million in this partnership, respectively.  We did not receive any distributions from this partnership in 2014, 2013 or 2012.

The combined unaudited results of operations and financial position of our three equity investments in the cellular limited partnerships are summarized below:

(In thousands)	2014	2013	2012
Total revenues	$338,575	$321,555	$299,389
Income from operations	96,606	98,962	83,577
Net income before taxes	96,763	99,024	83,633
Net income	96,763	99,024	83,283

Current assets	$52,866	$54,837	$49,982
Non-current assets	93,771	87,968	79,529
Current liabilities	16,253	15,221	15,417
Non-current liabilities	3,225	1,786	1,351
Partnership equity	127,159	125,799	112,734

5.              FAIR VALUE MEASUREMENTS

Financial Instruments

Our derivative instruments related to interest rate swap agreements are required to be measured at fair value on a recurring basis.  The fair values of the interest rate swaps are determined using valuation models and are categorized within Level 2 of the fair value hierarchy as the valuation inputs are based on quoted prices and observable market data of similar instruments.  See Note 7 for further discussion regarding our interest rate swap agreements.

Our interest rate swap liabilities measured at fair value on a recurring basis at December 31, 2014 and 2013 were as follows:

		As of December 31, 2014
		Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Current interest rate swap liabilities	$(443)	—	$(443)	—
Long-term interest rate swap liabilities	(690)	—	(690)	—
Total	$(1,133)	$—	$(1,133)	$—

		As of December 31, 2013
		Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Current interest rate swap liabilities	$(660)	—	$(660)	—
Long-term interest rate swap liabilities	(1,959)	—	(1,959)	—
Total	$(2,619)	$—	$(2,619)	$—

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

We have not elected the fair value option for any of our financial assets or liabilities.  The carrying value of other financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities or variable-rate nature of the respective balances.  The following table presents the other financial instruments that are not carried at fair value but which require fair value disclosure as of December 31, 2014 and 2013.

	As of December 31, 2014		As of December 31, 2013
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Investments, equity basis	$61,092	n/a	$61,204	n/a
Investments, at cost	$52,245	n/a	$49,712	n/a
Long-term debt, excluding capital leases	$1,362,049	$1,381,972	$1,216,764	$1,261,508

Cost & Equity Method Investments

Our investments at December 31, 2014 and 2013 accounted for under both the equity and cost methods consists primarily of minority positions in various cellular telephone limited partnerships and our investment in CoBank.  These investments are recorded using either the equity or cost methods. It is impracticable to determine fair value of these investments.

Long-term Debt

The fair value of our long-term debt was estimated using a discounted cash flow analyses based on incremental borrowing rates for similar types of borrowing arrangements.  We have categorized the long-term debt as Level 2 within the fair value hierarchy.

6.              LONG-TERM DEBT

Long-term debt outstanding, presented net of unamortized discounts, consisted of the following as of December 31, 2014 and 2013:

(In thousands)	2014	2013
Senior secured credit facility:
Term loan 4, net of discount of $3,948 and $4,537 at December 31, 2014 and 2013, respectively	$896,952	$905,463
Revolving loan	39,000	13,000
10.875% Senior notes due 2020, net of discount of $1,121 and $1,699 at December 31, 2014 and 2013, respectively	226,097	298,301
6.50% Senior notes due 2022	200,000	—
Capital leases	4,553	5,121
	1,366,602	1,221,885
Less: current portion of long-term debt and capital leases	(9,849)	(9,751)
Total long-term debt	$1,356,753	$1,212,134

Credit Agreement

In December 2013, the Company, through certain of its wholly owned subsidiaries, entered into a Second Amended and Restated Credit Agreement with various financial institutions (the “Credit Agreement”) to replace the Company’s previously amended credit agreement.  The Credit Agreement consists of a $75.0 million revolving credit facility and initial term loans in the aggregate amount of $910.0 million (“Term 4”).  The proceeds from the Credit Agreement were used to repay the outstanding term loans from the previous agreement in its entirety.  The Credit Agreement also includes an incremental term loan facility which provides the ability to request to borrow up to $300.0 million of incremental term loans subject to certain terms and conditions.  Borrowings under the senior secured credit facility are secured by substantially all of the assets of the Company and its subsidiaries, with the exception of Illinois Consolidated Telephone Company and our majority-owned subsidiary, East Texas Fiber Line Incorporated.

The Term 4 loan was issued in an original aggregate principal amount of $910.0 million with a maturity date of December 23, 2020, but is subject to earlier maturity on December 31, 2019 if the Company’s unsecured Senior

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Notes due in 2020 are not repaid or redeemed in full by December 31, 2019.  The Term 4 loan contains an original issuance discount of $4.6 million, which is being amortized over the term of the loan.  The Term 4 loan requires quarterly principal payments of $2.3 million, which commenced March 31, 2014, and has an interest rate of the London Interbank Offered Rate (“LIBOR”) plus 3.25% subject to a 1.00% LIBOR floor.

Our revolving credit facility has a maturity date of December 23, 2018 and an applicable margin (at our election) of between 2.50% and 3.25% for LIBOR-based borrowings or between 1.50% and 2.25% for alternate base rate borrowings, depending on our leverage ratio.  Based on our leverage ratio at December 31, 2014, the borrowing margin for the next three month period ending March 31, 2015 will be at a weighted-average margin of 3.00% for a LIBOR-based loan or 2.00% for an alternate base rate loan.  The applicable borrowing margin for the revolving credit facility is adjusted quarterly to reflect the leverage ratio from the prior quarter-end.  As of December 31, 2014 and 2013, borrowings of $39.0 million and $13.0 million, respectively, were outstanding under the revolving credit facility.  A stand-by letter of credit of $0.9 million, issued in connection with the Company’s insurance coverage, was outstanding under our revolving credit facility as of December 31, 2014.  The stand-by letter of credit is renewable annually and reduces the borrowing availability under the revolving credit facility.

The weighted-average interest rate on outstanding borrowings under our credit facility was 4.20% and 4.23% at December 31, 2014 and 2013, respectively.  Interest is payable at least quarterly.

Net proceeds from asset sales exceeding certain thresholds, to the extent not reinvested, are required to be used to repay loans outstanding under the credit agreement.

Financing Costs

In connection with entering into the restated credit agreement in December 2013, fees of $6.6 million were capitalized as deferred debt issuance costs.  These capitalized costs are amortized over the term of the debt and are included as a component of interest expense in the consolidated statements of income.  We also incurred a loss on the extinguishment of debt of $7.7 million during the year ended December 31, 2013 related to the repayment of outstanding term loans under the previous credit agreement which were scheduled to mature in December 2017 and 2018.

The credit agreement was previously amended in December 2012, to issue incremental term loans (Term 3) which were used to repay outstanding term loans scheduled to mature in December 2014 and to extend the maturity dates of outstanding term loans and the revolving loan facility.  In connection with entering into the December 2012 amendment, we recognized a loss on the extinguishment of debt of $4.5 million during the year ended December 31, 2012.

Credit Agreement Covenant Compliance

The credit agreement contains various provisions and covenants, including, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock.  We have agreed to maintain certain financial ratios, including interest coverage and total net leverage ratios, all as defined in the credit agreement.  As of December 31, 2014, we were in compliance with the credit agreement covenants.

In general, our credit agreement restricts our ability to pay dividends to the amount of our Available Cash as defined in our credit agreement. As of December 31, 2014, we had $211.8 million in dividend availability under the credit facility covenant.

Under our credit agreement, if our total net leverage ratio (as defined in the credit agreement), as of the end of any fiscal quarter, is greater than 5.10:1.00, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of proceeds of any sale of equity not used to fund acquisitions, or make other investments.  During any dividend suspension period, we will be required to repay debt in an amount equal to 50.0% of any increase in Available Cash, among other things.  In addition, we will not be permitted to pay dividends if an event of default under the credit agreement has occurred and is continuing.  Among other things, it will be an event of default if our total net leverage ratio and interest coverage ratio as of the end of any fiscal quarter is greater than 5.25:1.00 and less than 2.25:1.00, respectively.  As of December 31, 2014, our total net leverage ratio under the credit agreement was 4.08:1.00, and our interest coverage ratio was 4.07:1.00.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Senior Notes

6.50% Senior Notes due 2022

On September 18, 2014, Consolidated Communications Finance II Co., a wholly—owned subsidiary of the Company completed an offering of $200.0 million aggregate principal amount of 6.50% Senior Notes due in October 2022 (the “2022 Notes”).  Interest on the 2022 Notes is payable semi-annually on April 1 and October 1, commencing on April 1, 2015.  The 2022 Notes were priced at par, which resulted in total gross proceeds of $200.0 million.  Deferred debt issuance costs of $3.5 million incurred in connection with the issuance of the 2022 Notes are amortized using the effective interest method over the term of the 2022 Notes.

Upon closing of the Enventis acquisition, the obligations under the 2022 Notes were assumed by Consolidated Communications, Inc. (“CCI”) and were guaranteed by the Company and certain of its wholly-owned subsidiaries.  The net proceeds from the issuance of the 2022 Notes were used to finance the acquisition of Enventis including related fees and expenses, to repay the existing indebtedness of Enventis and to repurchase a portion of our 10.875% Senior Notes due 2020, as described below.

10.875% Senior Notes due 2020

On May 30, 2012, we completed an offering of $300.0 million aggregate principal amount of 10.875% unsecured Senior Notes, due 2020 (the “2020 Notes”).  The 2020 Notes mature on June 1, 2020 and earn interest at a rate of 10.875% per year, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2012.  The 2020 Notes were sold to investors at a price equal to 99.345% of the principal amount thereof, for a yield to maturity of 11.00%.  This discount is being amortized over the term of the 2020 Notes.  CCI is the primary obligor under the 2020 Notes, and we and certain of our subsidiaries have fully and unconditionally guaranteed the 2020 Notes.

In 2013, we completed an exchange offer to issue registered notes (“Exchange Notes”) for $287.3 million of the original 2020 Notes. The terms of the Exchange Notes are substantially identical to the 2020 Notes, except that the Exchange Notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the 2020 Notes do not apply to the Exchange Notes.  The exchange offer did not impact the aggregate principal amount or the remaining terms of the 2020 Notes outstanding.

On October 16, 2014, we redeemed $46.8 million of the original aggregate principal amount of the 2020 Notes at a price of 116.75%, plus accrued and unpaid interest.  On December 19, 2014, we redeemed an additional $26.0 million of the 2020 Notes at a price of 113.50%, plus accrued and unpaid interest.  In connection with the repurchases of the 2020 Notes, we paid $84.1 million and recognized a loss of $13.8 million on the partial extinguishment of debt during the year ended December 31, 2014.

Senior Notes Covenant Compliance

The indenture governing the 2020 Notes contains customary covenants for high yield notes, which limits CCI’s and its restricted subsidiaries’ ability to: incur debt or issue certain preferred stock; pay dividends or make other distributions on capital stock or prepay subordinated indebtedness; purchase or redeem any equity interests; make investments; create liens; sell assets; enter into agreements that restrict dividends or other payments by restricted subsidiaries; consolidate, merge or transfer all or substantially all of its assets; engage in transactions with its affiliates; or enter into any sale and leaseback transactions.

Among other matters, the 2020 Notes indenture provides that CCI may not pay dividends or make other “restricted payments” to the Company if its total net leverage ratio is 4.50:1.00 or greater.  This ratio is calculated differently than the comparable ratio under the Credit Agreement; among other differences, it takes into account, on a pro forma basis, synergies expected to be achieved as a result of certain acquisitions but not yet reflected in historical results.  At December 31, 2014, this ratio was 4.01:1.00.  If this ratio is met, dividends and other restricted payments may be made from cumulative consolidated cash flow since the date the 2020 Notes were issued, less 1.75 times fixed charges, less dividends and other restricted payments made since the date the 2020 Notes were issued. Dividends may be paid and other restricted payments may also be made from a “basket” of $50.0 million, none of which has been used to date, and pursuant to other exceptions identified in the indenture.  Since dividends of $174.8 million have been paid since May 30, 2012, including the quarterly dividend declared in October 2014 and paid on February 2, 2015, there was $241.4 million of the $416.2 million of cumulative consolidated cash flow since May 30, 2012 available to pay dividends at December 31, 2014.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

On March 19, 2014, CCI commenced a solicitation of consents from the eligible holders of the 2020 Notes in order to amend the indenture governing the 2020 Notes to (i) modify CCI’s Consolidated Leverage Ratio (as defined in the indenture governing the 2020 Notes) level required before CCI (subject to certain other conditions specified in the indenture) can make Restricted Payments (as defined in the indenture) otherwise available under the consolidated cash flow builder basket from 4.25:1.00 to 4.50:1.00 and (ii) modify the size of a permitted lien basket for liens securing Indebtedness (as defined in the indenture) by amending the multiplier for CCI’s Consolidated Cash Flow (as defined in the indenture) in the calculation of such permitted lien basket from 2.50 to 2.75.  On April 1, 2014, the required consent of the holders of the 2020 Notes was obtained and the consent solicitation expired, and we entered into a supplemental indenture effecting the proposed amendments as provided in the consent solicitation.  The amendment to the indenture with respect to modifying the size of a permitted lien basket for liens securing Indebtedness modified such provision in the indenture so that it would be the same as the equivalent provision in our Credit Agreement.  In connection with entering into the supplemental indenture, consent fees of $2.5 million paid to the holders of the 2020 Notes who validly consented to the proposed amendment were capitalized during 2014 as deferred debt issuance costs and amortized over the remaining term of the 2020 Notes.

The indenture governing the 2022 Notes contains substantially the same covenants as the indenture governing the 2020 notes, except that the indenture governing the 2022 Notes provides that CCI may not pay dividends or make other “restricted payments” to the Company if its total net leverage ratio is 4.75:1.00 or greater.

Bridge Loan Facility

In connection with the acquisition of Enventis, the Company entered into a $140.0 million senior unsecured bridge loan facility (“Bridge Facility”) on June 29, 2014 in order to fund the anticipated acquisition including the related fees and expenses and to repay the existing indebtedness of Enventis.  As anticipated, financing for the Enventis acquisition was completed through the 2022 Note offering, as described above, replacing the Bridge Facility on the closing date of the acquisition.  No amounts were drawn or funded under the Bridge Facility prior to replacement.  In connection with entering into the Bridge Facility, commitment fees of $1.4 million were capitalized during the quarter ended June 30, 2014 as deferred debt issuance costs and amortized over the expected life of the Bridge Facility through October 2014.

In 2012, we entered into a temporary $350.0 million senior unsecured bridge loan facility in connection with the acquisition of SureWest.  As a result, we incurred commitment fees of $4.2 million which were amortized during the year ended December 31, 2012 over the four month life of the bridge loan facility.

Future Maturities of Debt

At December 31, 2014, the aggregate maturities of our long-term debt excluding capital leases were as follows:

(In thousands)
2015	$9,100
2016	9,100
2017	9,100
2018	48,100
2019	9,100
Thereafter	1,282,618
Total maturities	1,367,118
Less: Unamortized discount	(5,069)
$1,362,049

See Note 11 regarding the future maturities of our obligations for capital leases.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

7.              DERIVATIVE FINANCIAL INSTRUMENTS

We may utilize interest rate swap agreements to mitigate risk associated with fluctuations in interest rates related to our variable rate debt.  Derivative financial instruments are recorded at fair value in our consolidated balance sheet.

The following interest rate swaps were outstanding at December 31, 2014:

(In thousands)	Notional Amount	2014 Balance Sheet Location	Fair Value
Cash Flow Hedges:
Fixed to 1-month floating LIBOR (with floor)	$100,000	Other long-term liabilities	$(133)

De-designated Hedges:
Fixed to 1-month floating LIBOR	$125,000	Other long-term liabilities	(410)
Fixed to 1-month floating LIBOR	50,000	Current portion of derivative liability	(443)
Fixed to 1-month floating LIBOR (with floor)	50,000	Other long-term liabilities	(147)
Total Fair Values			$(1,133)

The following interest rate swaps were outstanding at December 31, 2013:

(In thousands)	Notional Amount	2013 Balance Sheet Location	Fair Value
De-designated Hedges:
Fixed to 1-month floating LIBOR	$175,000	Other long-term liabilities	$(1,897)
Fixed to 1-month floating LIBOR	100,000	Current portion of derivative liability	(660)
Fixed to 1-month floating LIBOR (with floor)	50,000	Other long-term liabilities	(62)
Total Fair Values			$(2,619)

As of December 31, 2014, the counterparties to our various swaps are four major U.S. and European banks.  None of the swap agreements provide for either us or the counterparties to post collateral nor do the agreements include any covenants related to the financial condition of Consolidated or the counterparties.  The swaps of any counterparty that is a “Lender” as defined in our credit facility are secured along with the other creditors under the credit facility.  Each of the swap agreements provides that in the event of a bankruptcy filing by either Consolidated or the counterparty, any amounts owed between the two parties would be offset in order to determine the net amount due between parties.  This provision allows us to partially mitigate the risk of non-performance by a counterparty.

For interest rate swaps designated as a cash flow hedge, the effective portion of the unrealized gain or loss in fair value is recorded in AOCI and reclassified into earnings when the underlying hedged item impacts earnings.  The ineffective portion of the change in fair value of the cash flow hedge is recognized immediately in earnings.  For interest rate swaps not designated as a hedge, changes in fair value are recognized in earnings as interest expense.

In 2013 and 2012, interest rate swaps previously designated as cash flow hedges were de-designated as a result of amendments to our credit agreement.  These interest rate swap agreements mature on various dates through September 2016.  Prior to de-designation, the effective portion of the change in fair value of the interest rate swaps were recognized in AOCI.  The balance of the unrealized loss included in AOCI as of the date the swaps were de-designated is being amortized to earnings over the remaining term of the swap agreements.  Changes in fair value of the de-designated swaps are immediately recognized in earnings as interest expense.  During the years ended December 31, 2014, 2013 and 2012, gains of $1.6 million, $2.2 million and $2.8 million, respectively, were recognized as a reduction to interest expense for the change in fair value of the de-designated swaps.

At December 31, 2014 and 2013, the pre-tax deferred losses related to our interest rate swap agreements included in AOCI were $0.8 million and $2.6 million, respectively.  The estimated amount of losses included in AOCI as of December 31, 2014 that will be recognized in earnings in the next twelve months is approximately $1.2 million.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The following table presents the effect of interest rate derivatives designated as cash flow hedges on AOCI and on the consolidated statements of income for the years ended December 31, 2014, 2013 and 2012:

(In thousands)	2014	2013	2012
Loss recognized in AOCI, pretax	$(132)	$(614)	$(5,631)
Loss reclassified from AOCI to interest expense	$(2,050)	$(5,875)	$(13,664)
Gain arising from ineffectiveness reducing interest expense	$—	$—	$47

8.              EQUITY

Share-Based Compensation

Our Board of Directors may grant share-based awards from our shareholder approved Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-term Incentive Plan (the “Plan”).  The Plan permits the issuance of awards in the form of stock options, stock appreciation rights, stock grants, stock unit grants and other equity-based awards to eligible directors and employees at the discretion of the Compensation Committee of the Board of Directors.  Under the Plan, approximately 1,650,000 shares of our common stock are authorized for issuance, provided that no more than 300,000 shares may be granted in the form of stock options or stock appreciation rights to any eligible employee or director in any calendar year.  Unless terminated sooner, the Plan will continue in effect until May 5, 2019.

We measure the fair value of time-based RSAs based on the market price of the underlying common stock as of the date of the grant. RSAs are amortized over their respective vesting periods, generally from immediate vest up to a four year vesting period using the straight line method.

We implemented an ongoing performance-based incentive program under the Plan.  The performance-based incentive program provides for annual grants of PSAs.  PSAs are restricted stock that is issued, to the extent earned, at the end of each performance cycle.  Under the performance-based incentive program, each participant is given a target award expressed as a number of shares, with a payout opportunity ranging from 0% to 120% of the target, depending on performance relative to predetermined goals.  In accordance with the applicable accounting guidance, an accounting estimate of the number of these shares that are expected to vest is made, and these shares are then expensed utilizing the grant-date fair value of the shares from the grant date through the end of the vesting period.

The following table summarizes the grants of RSAs and PSAs under the Plan during the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	Grant Date Fair Value	2013	Grant Date Fair Value	2012	Grant Date Fair Value
RSAs Granted	132,781	$19.74	168,516	$17.13	14,732	$19.30
PSAs Granted	91,127	$19.74	66,504	$17.13	68,540	$19.30
Total	223,908		235,020		83,272

The total fair value of the RSAs and PSAs that vested during the years ended December 31, 2014, 2013 and 2012 was $3.5 million, $3.0 million and $2.4 million, respectively.

The following table summarizes the RSA and PSA activity during the year ended December 31, 2014:

	RSAs		PSAs
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested shares outstanding - January 1, 2014	123,501	$17.32	64,266	$17.96
Shares granted	132,781	$19.74	91,127	$19.74
Shares vested	(114,717)	$18.32	(72,984)	$19.08
Non-vested shares outstanding - December 31, 2014	141,565	$18.78	82,409	$18.94

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Share-Based Compensation Expense

The following table summarizes total compensation costs recognized for share-based payments during the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
(In millions)	2014	2013	2012
Restricted stock	$2.1	$1.8	$1.3
Performance shares	1.5	1.2	1.0
Total	$3.6	$3.0	$2.3

Income tax benefits related to stock-based compensation of approximately $1.3 million, $1.1 million and $0.4 million was recorded for the years ended December 31, 2014, 2013 and 2012, respectively. Stock-based compensation expense is included in “selling, general and administrative expenses” in the accompanying statements of income.

As of December 31, 2014, total unrecognized compensation costs related to nonvested RSAs and PSAs was $4.3 million and will be recognized over a weighted-average period of approximately 0.9 years.

Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss, net of tax, by component during 2014 and 2013:

	Pension and
	Post-Retirement	Derivative
(In thousands)	Obligations	Instruments	Total
Balance at December 31, 2012	$(40,581)	$(5,203)	$(45,784)
Other comprehensive income before reclassifications	39,381	(381)	39,000
Amounts reclassified from accumulated other comprehensive income	1,843	3,941	5,784
Net current period other comprehensive income	41,224	3,560	44,784
Balance at December 31, 2013	643	(1,643)	(1,000)
Other comprehensive income before reclassifications	(31,191)	(81)	(31,272)
Amounts reclassified from accumulated other comprehensive income	(637)	1,269	632
Net current period other comprehensive income	(31,828)	1,188	(30,640)
Balance at December 31, 2014	$(31,185)	$(455)	$(31,640)

The following table summarizes reclassifications from accumulated other comprehensive loss during 2014:

	Amount Reclassified from AOCI
	Year Ended December 31,		Affected Line Item in the
(In thousands)	2014	2013	Statement of Income
Amortization of pension and post-retirement items:
Prior service credit	$494	$637	(a)
Actuarial gain (loss)	543	(3,652)	(a)
	1,037	(3,015)	Total before tax
	(400)	1,172	Tax (expense) benefit
	$637	$(1,843)	Net of tax

Loss on cash flow hedges:
Interest rate derivatives	$(2,050)	$(5,875)	Interest expense
	781	1,934	Tax benefit
	$(1,269)	$(3,941)	Net of tax

(a)              These items are included in the components of net periodic benefit cost for our pension and post-retirement benefit plans.  See Note 9 for additional details.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

9.              PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS

Defined Benefit Plans

We sponsor a qualified defined benefit pension plan (“Retirement Plan”) that is non-contributory covering certain of our hourly employees who fulfill minimum age and service requirements.  Certain salaried employees are also covered by the Retirement Plan, although these benefits have previously been frozen.  As of May 2013, the Retirement Plan was closed to all new entrants and all employees under collective bargaining agreements that include a defined benefit plan are on a cash balance plan.

We also have two non-qualified supplemental retirement plans (“Supplemental Plans”).  The Supplemental Plans provide supplemental retirement benefits to certain former employees by providing for incremental pension payments to partially offset the reduction that would have been payable under the qualified defined benefit pension plans if it were not for limitations imposed by federal income tax regulations. The Supplemental Plans have previously been frozen so that no person is eligible to become a new participant.  These plans are unfunded and have no assets.  The benefits paid under the Supplemental Plans are paid from the general operating funds of the Company.

The following tables summarize the change in benefit obligation, plan assets and funded status of the Retirement Plan and Supplemental Plans (collectively the “Pension Plans”) as of December 31, 2014 and 2013.

(In thousands)	2014	2013
Change in benefit obligation
Benefit obligation at the beginning of the year	$337,343	$379,528
Service cost	560	743
Interest cost	16,295	15,307
Actuarial loss (gain)	48,620	(34,315)
Benefits paid	(21,630)	(21,559)
Plan change	—	(2,361)
Benefit obligation at the end of the year	$381,188	$337,343

(In thousands)	2014	2013
Change in plan assets
Fair value of plan assets at the beginning of the year	$292,188	$262,778
Employer contributions	11,112	11,480
Actual return on plan assets	15,448	39,489
Benefits paid	(21,630)	(21,559)
Fair value of plan assets at the end of the year	$297,118	$292,188
Funded status at year end	$(84,070)	$(45,155)

Amounts recognized in the consolidated balance sheets at December 31, 2014 and 2013 consisted of:

(In thousands)	2014	2013
Current liabilities	$(246)	$(254)
Long-term liabilities	$(83,824)	$(44,901)

Amounts recognized in accumulated other comprehensive loss for the years ended December 31, 2014 and 2013 consisted of:

(In thousands)	2014	2013
Unamortized prior service credit	$(3,969)	$(4,426)
Unamortized net actuarial loss	66,561	10,302
	$62,592	$5,876

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The following table summarizes the components of net periodic pension cost recognized in the consolidated statements of income for the plans for the years ended December 31, 2014, 2013 and 2012:

(In thousands)	2014	2013	2012
Service cost	$560	$743	$1,184
Interest cost	16,295	15,307	13,620
Expected return on plan assets	(23,106)	(20,654)	(14,728)
Amortization of:
Net actuarial loss	20	3,652	2,518
Prior service credit	(457)	(457)	(282)
Net periodic pension (benefit) cost	$(6,688)	$(1,409)	$2,312

The following table summarizes other changes in plan assets and benefit obligations recognized in other comprehensive loss, before tax effects, during 2014 and 2013.

(In thousands)	2014	2013
Actuarial loss (gain), net	$56,279	$(53,149)
Recognized actuarial loss	(20)	(3,652)
Prior service credit	—	(2,361)
Recognized prior service credit	457	457
Total amount recognized in other comprehensive loss, before tax effects	$56,716	$(58,705)

The estimated net actuarial loss and net prior service credit for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss in net periodic benefit cost in 2015 are $3.9 million and $(0.5) million, respectively.

The assumptions used to determine the projected benefit obligations and net periodic benefit cost for the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012
Discount rate - net periodic benefit cost	4.97%	4.20%	5.00%
Discount rate - benefit obligation	4.27%	4.97%	4.20%
Expected long-term rate of return on plan assets	8.00%	8.00%	7.70%
Rate of compensation/salary increase	1.75%	1.75%	1.50%

The decrease in the discount rate in 2014 resulted in an increase to our pension benefit obligation of approximately $28.8 million at December 31, 2014.  In addition, in 2014, we adopted the new U.S. mortality tables released by the Society of Actuaries for purposes of determining our mortality assumption used in the Pension Plans. The adoption of the new tables resulted in an increase in the life expectancy of plan participants.  As a result of the updated mortality assumption, our pension benefit obligation increased approximately $16.7 million at December 31, 2014.

Other Non-qualified Deferred Compensation Agreements

We also are liable for deferred compensation agreements with former members of the board of directors and certain other former employees of acquired companies.  Depending on the plan, benefits are payable in monthly or annual installments for a period of time based on the terms of the agreement which range from five years up to the life of the participant or to the beneficiary upon death of the participant and may begin as early as age 55.  Participants accrue no new benefits as these plans had previously been frozen. Payments related to the deferred compensation agreements totaled approximately $0.5 million and $0.6 million for the years ended December 31, 2014 and 2013, respectively.  The net present value of the remaining obligations was approximately $2.4 million and $1.8 million at December 31, 2014 and 2013, respectively, and is included in pension and post-retirement benefit obligations in the accompanying balance sheets.

We also maintain 28 life insurance policies on certain of the participating former directors and employees.  We recognized $0.2 million and $0.3 million in life insurance proceeds as other non-operating income in 2014 and 2013.  The excess of the cash surrender value of the remaining life insurance policies over the notes payable balances related to these policies is determined by an independent consultant, and totaled $2.0 million and $2.2 million at

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

December 31, 2014 and 2013, respectively. These amounts are included in investments in the accompanying consolidated balance sheets.  Cash principal payments for the policies and any proceeds from the policies are classified as operating activities in the consolidated statements of cash flows.  The aggregate death benefit payment payable under these policies totaled $6.9 million and $7.3 million as of December 31, 2014 and 2013, respectively.

Post-retirement Benefit Obligations

We sponsor various healthcare and life insurance plans (“Post-retirement Plans”) that provide post-retirement medical and life insurance benefits to certain groups of retired employees.  Certain plans have previously been frozen so that no person is eligible to become a new participant.  Retirees share in the cost of healthcare benefits, making contributions that are adjusted periodically—either based upon collective bargaining agreements or because total costs of the program have changed.  Covered expenses for retiree health benefits are paid as they are incurred.  Post-retirement life insurance benefits are fully insured.  A majority of the plans are unfunded and have no assets, and benefits are paid from the general operating funds of the Company.  However, employer contributions for retiree medical benefits of a plan from an acquired company are separately designated within the pension trust for the sole purpose of providing payments of retiree medical benefits.  The nature of the assets used to provide payment of retiree medical benefits for this plan is the same as that of the Retirement Plan.  In connection with the acquisition of Enventis, we have included its post-retirement benefit plan as of the date of acquisition.

The following tables summarize the change in benefit obligation, plan assets and funded status of the post-retirement benefit obligations as of December 31, 2014 and 2013.

(In thousands)	2014	2013
Change in benefit obligation
Benefit obligation at the beginning of the year	$35,093	$43,906
Service cost	479	925
Interest cost	1,565	1,575
Plan participant contributions	694	757
Actuarial loss (gain)	461	(9,552)
Benefits paid	(3,434)	(3,966)
Amendments	(5,980)	1,448
Acquisition	13,257	—
Benefit obligation at the end of the year	$42,135	$35,093

(In thousands)	2014	2013
Change in plan assets
Fair value of plan assets at the beginning of the year	$3,575	$3,410
Employer contributions	2,740	2,772
Plan participant’s contributions	694	757
Actual return on plan assets	(246)	602
Benefits paid	(3,434)	(3,966)
Fair value of plan assets at the end of the year	$3,329	$3,575
Funded status at year end	$(38,806)	$(31,518)

Amounts recognized in the consolidated balance sheets at December 31, 2014 and 2013 consist of:

(In thousands)	2014	2013
Current liabilities	$(2,734)	$(2,429)
Long-term liabilities	$(36,072)	$(29,089)

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Amounts recognized in accumulated other comprehensive loss for the years ended December 31, 2014 and 2013 consist of:

(In thousands)	2014	2013
Unamortized prior service cost (credit)	$(5,759)	$183
Unamortized net actuarial loss (gain)	(6,375)	(7,868)
	$(12,134)	$(7,685)

The following table summarizes the components of the net periodic costs for post-retirement benefits for the years ended December 31, 2014, 2013 and 2012:

(In thousands)	2014	2013	2012
Service cost	$479	$925	$811
Interest cost	1,565	1,575	1,756
Expected return on plan assets	(223)	(233)	(105)
Amortization of:
Net actuarial loss (gain)	(563)	—	—
Prior service credit	(37)	(180)	(189)
Net periodic postretirement benefit cost	$1,221	$2,087	$2,273

The following table summarizes other changes in plan assets and benefit obligations recognized in other comprehensive loss, before tax effects, during 2014 and 2013:

(In thousands)	2014	2013
Actuarial loss (gain), net	$931	$(9,922)
Recognized actuarial gain	563	—
Prior service cost (credit)	(5,980)	1,448
Recognized prior service credit	37	180
Total amount recognized in other comprehensive loss, before tax effects	$(4,449)	$(8,294)

In 2015, the estimated net actuarial gain that will be amortized from accumulated other comprehensive loss in net periodic postretirement cost is approximately $(0.3) million. The estimated net prior service credit is not significant.

The discount rate assumptions utilized for the years ended December 31 were as follows:

	2014	2013	2012
Net periodic benefit cost	4.55%	4.00%	5.00%
Benefit obligation	4.11%	4.40%	3.90%

For purposes of determining the cost and obligation for pre-Medicare postretirement medical benefits, a 7.50% annual rate of increase in the per capita cost of covered benefits (i.e., healthcare trend rate) was assumed for the plan in 2014, declining to a rate of 5.00% in 2020.  Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans.  A one percent change in the assumed healthcare cost trend rate would have had the following effects:

(In thousands)	1% Increase	1% Decrease
Effect on total of service and interest cost	$150	$(132)
Effect on postretirement benefit obligation	$2,414	$(2,136)

Plan Assets

Our investment strategy is designed to provide a stable environment to earn a rate of return over time to satisfy the benefit obligations and minimize the reliance on contributions as a source of benefit security.  The objectives are based on a long-term (5 to 15 year) investment horizon, so that interim fluctuations should be viewed with appropriate perspective.  The assets of the fund are to be invested to achieve the greatest return for the pension plans consistent with a prudent level of risk.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The asset return objective is to achieve, as a minimum over time, the passively managed return earned by managed index funds, weighted in the proportions outlined by the asset class exposures identified in the pension plan’s strategic allocation. We update our long-term, strategic asset allocations every few years to ensure they are in line with our fund objectives.  The target allocation of the Pension Plan assets is approximately 60% in equities with the remainder in fixed income funds and cash equivalents.  Currently, we believe that there are no significant concentrations of risk associated with the pension plan assets.

The following is a description of the valuation methodologies for assets measured at fair value utilizing the fair value hierarchy discussed in Note 1, which prioritizes the inputs used in the valuation methodologies in measuring fair value. The fair value measurements used to value our plan assets as of December 31, 2014 were generated by using market transactions involving identical or comparable assets.  There were no changes in the valuation techniques used during 2014.

Equity securities include investments in common and preferred stocks, mutual funds, common collective trusts and other commingled investment funds.

Common and Preferred Stocks:  Includes domestic and international common and preferred stocks and are valued at the closing price as of the measurement date as reported on the active market on which the individual securities are traded multiplied by the number of shares owned.

Mutual Funds:  Valued at the closing net asset value as of the measurement date as reported on the active market on which the funds are traded multiplied by the number of shares owned or the percentage of ownership in the fund.

Common Collective Trusts and Commingled Funds:  Valued as determined by the fund manager based on the underlying net asset values and supported by the value of the underlying securities as of the financial statement date.

Fixed income securities include U.S. Treasury and Government Agency securities, corporate and municipal bonds, and mortgage-backed securities.  Securities using Level 1 inputs are valued at the closing price reported on the active market on which the individual securities are traded.  Securities using Level 2 inputs are valued using available trade information for similar securities, recently executed transactions, cash flow models with yield curves, dealer quotes, market indices and other pricing models utilizing observable inputs.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The fair values of our assets for our defined benefit pension plans at December 31, 2014 and 2013, by asset category were as follows:

		As of December 31, 2014
		Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Cash equivalents:
Short-term investments(1)	$7,634	$1,370	$6,264	$—

Equities:
Stocks:
U.S. common stocks	29,338	29,338	—	—
International stocks	9,459	9,459	—	—
Funds:
U.S. small cap	11,224	—	11,224	—
U.S. mid cap	8,890	8,890	—	—
U.S. large cap	26,081	10,212	15,869	—
Emerging markets	22,662	14,838	7,824	—
International	64,748	49,334	15,414	—

Fixed Income:
U.S. treasury and government agency securities	16,707	7,996	8,711	—
Corporate and municipal bonds	6,950	—	6,950	—
Mortgage/asset-backed securities	7,247	—	7,247	—
Common Collective Trust	62,507	—	62,507	—
Mutual funds	26,964	26,964	—	—
Total investments	$300,411	$158,401	$142,010	$—
Other liabilities (2)	(3,293)
Net plan assets	$297,118

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

		As of December 31, 2013
		Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Cash equivalents:
Short-term investments(1)	$4,708	$2,835	$1,873	$—

Equities:
Stocks:
U.S. common stocks	38,463	38,463	—	—
International stocks	10,198	10,198	—	—
Funds:
U.S. small cap	15,181	—	15,181	—
U.S. mid cap	9,215	9,215	—	—
U.S. large cap	34,535	11,101	23,434	—
Emerging markets	20,225	12,855	7,370	—
International	60,416	44,132	16,284	—

Fixed Income:
U.S. treasury and government agency securities (3)	19,012	11,063	7,949	—
Corporate and municipal bonds	8,624	—	8,624	—
Mortgage/asset-backed securities	8,116	—	8,116	—
Common Collective Trust	17,398	—	17,398	—
Mutual funds	46,097	46,097	—	—
Total	$292,188	$185,959	$106,229	$—

(1)       Short-term investments includes cash and cash equivalents and an investment in a common collective trust which is principally comprised of certificates of deposit, commercial paper and U.S. Treasury bills with maturities less than one year.

(2)       Net amount due for securities purchased and sold.

(3)       During 2014, we determined that certain government agency securities more appropriately aligned with the Level 2 classification of the fair value hierarchy.  Accordingly, we have reclassified these securities from Level 1 to Level 2 as of December 31, 2013.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The fair values of our assets for our post-retirement benefit plans at December 31, 2014 and 2013 were as follows:

		As of December 31, 2014
		Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Cash equivalents:
Short-term investments(1)	$97	$17	$80	$—

Equities:
U.S. common stocks	372	372	—	—
International stocks	120	120	—	—
Funds:
U.S. small cap	142	—	142	—
U.S. mid cap	113	113	—	—
U.S. large cap	330	129	201	—
Emerging markets	287	188	99	—
International	821	625	196	—

Fixed Income:
U.S. treasury and government agency securities	212	102	110	—
Corporate and municipal bonds	88	—	88	—
Mortgage/asset-backed securities	92	—	92	—
Common Collective Trust	792	—	792	—
Mutual funds	342	342	—	—
Total investments	$3,808	$2,008	$1,800	$—
Benefit payments payable	(438)
Other liabilities (2)	(41)
Net plan assets	$3,329

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

		As of December 31, 2013
		Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Cash equivalents:
Short-term investments(1)	$89	$89	$—	$—

Equities:
U.S. common stocks	592	592	—	—
Funds:
U.S. small cap	215	—	215	—
U.S. large cap	638	—	638	—
Emerging markets	263	—	263	—
International	938	357	581	—

Fixed Income:
U.S. treasury and government agency securities (3)	678	394	284	—
Corporate and municipal bonds	308	—	308	—
Mortgage/asset-backed securities	289	—	289	—
Total investments	$4,010	$1,432	$2,578	$—
Benefit payments payable	(434)
Net plan assets	$3,576

(1)       Short-term investments includes cash and cash equivalents and an investment in a common collective trust which is principally comprised of certificates of deposit, commercial paper and U.S. Treasury bills with maturities less than one year.

(2)       Net amount due for securities purchased and sold.

(3)       During 2014, we determined that certain government agency securities more appropriately aligned with the Level 2 classification of the fair value hierarchy.  Accordingly, we have reclassified these securities from Level 1 to Level 2 as of December 31, 2013.

Cash Flows

Contributions

Our funding policy is to contribute annually an actuarially determined amount necessary to meet the minimum funding requirements as set forth in employee benefit and tax laws.  We expect to contribute approximately $12.4 million to our pension plans and $3.8 million to our other post-retirement plans in 2015.

Estimated Future Benefit Payments

As of December 31, 2014, benefit payments expected to be paid over the next ten years are outlined in the following table:

		Other
	Pension	Post-retirement
(In thousands)	Plans	Plans
2015	$23,180	$3,771
2016	23,464	3,906
2017	23,484	3,248
2018	23,421	3,119
2019	23,482	3,136
2020 - 2024	116,982	14,189

Defined Contribution Plans

We offer defined contribution 401(k) plans to substantially all of our employees. Contributions made under the defined contribution plans include a match, at the Company’s discretion, of employee contributions to the plans. We

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

recognized expense with respect to these plans of $5.3 million, $5.2 million and $3.9 million in 2014, 2013 and 2012, respectively.

10.       INCOME TAXES

Income tax expense consists of the following components:

	For the Year Ended
(In thousands)	2014	2013	2012

Current:
Federal	$1,769	$1,381	$340
State	1,014	86	1,078
Total current expense	2,783	1,467	1,418

Deferred:
Federal	8,136	15,929	1,998
State	2,108	116	(2,755)
Total deferred expense (benefit)	10,244	16,045	(757)
Total income tax expense	$13,027	$17,512	$661

The following is a reconciliation of the federal statutory tax rate to the effective tax rate for the years ended December 31, 2014, 2013 and 2012:

	For the Year Ended
(In percentages)	2014	2013	2012

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.2	1.7	(12.8)
Transaction costs	2.6	—	14.9
Other permanent differences	0.4	—	(1.1)
Change in uncertain tax positions	—	(1.7)	—
Change in deferred tax rate	7.4	—	(19.7)
Valuation allowance	(0.7)	—	—
Provision to return	—	1.3	(4.2)
Other	(0.1)	0.6	(0.4)
	45.8%	36.9%	11.7%

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Deferred Taxes

The components of the net deferred tax liability are as follows:

	Year Ended December 31,
(In thousands)	2014	2013

Current deferred tax assets:
Reserve for uncollectible accounts	$1,062	$615
Accrued vacation pay deducted when paid	2,381	2,196
Accrued expenses and deferred revenue	9,931	5,149
	13,374	7,960
Non-current deferred tax assets:
Net operating loss carryforwards	12,591	18,809
Pension and postretirement obligations	46,829	28,072
Stock-based compensation	998	495
Derivative instruments	276	1,004
Financing costs	2,151	1,503
Tax credit carryforwards	4,193	3,143
Other	28	—
	67,066	53,026
Valuation allowance	(1,738)	(535)
Net non-current deferred tax assets	65,328	52,491

Non-current deferred tax liabilities:
Goodwill and other intangibles	(45,457)	(28,515)
Basis in investment	(282)	(38)
Partnership investments	(25,813)	(25,523)
Property, plant and equipment	(240,441)	(178,274)
	(311,993)	(232,350)
Net non-current deferred taxes	(246,665)	(179,859)
Net deferred income tax liabilities	$(233,291)	$(171,899)

Deferred income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and assets and liabilities recognized for tax purposes.  The ultimate realization of deferred tax assets depends upon taxable income during the future periods in which those temporary differences become deductible.  To determine whether deferred tax assets can be realized, management assesses whether it is more likely than not that some portion or all of the deferred tax assets will not be realized, taking into consideration the scheduled reversal of deferred tax liabilities, projected future taxable income and tax-planning strategies.

Based upon historical taxable income, taxable temporary differences, available and prudent tax planning strategies and projections for future pre-tax book income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these temporary differences.  However, management may reduce the amount of deferred tax assets it considers realizable in the near term if estimates of future taxable income during the carryforward period are reduced. Estimates of future taxable income are based on the estimated recognition of taxable temporary differences, available and prudent tax planning strategies, and projections of future pre-tax book income.  The amount of estimated future taxable income is expected to allow for the full utilization of the net operating loss (“NOL”) carryforward, as described below.

Consolidated and its wholly owned subsidiaries, which file a consolidated federal income tax return, estimates it has available federal NOL carryforwards at December 31, 2014, of $21.0 million and related deferred tax assets of $7.4 million. The federal NOL carryforwards expire from 2031 to 2032.  In 2014, management no longer believes that the future utilization is uncertain and has released the full $1.5 million valuation allowance and related deferred tax asset of $0.5 million maintained against the Federal NOL carryforwards subject to separate return limitation year restrictions.  The tax benefits recognized related to the reversal of the valuation allowance were accounted for as a reduction of income tax expense.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

ETFL, a nonconsolidated subsidiary for federal income tax return purposes, estimates it has available NOL carryforwards at December 31, 2014, of $2.1 million and related deferred tax assets of $0.7 million. ETFL’s federal NOL carryforwards expire from 2020 to 2024.

We estimate that we have available state NOL carryforwards at December 31, 2014, of $107.7 million and related deferred tax assets of $4.5 million.  The state NOL carryforwards expire from 2016 to 2034. Management believes that the future utilization of $26.9 million and related deferred tax asset of $1.4 million is uncertain and has placed a valuation allowance on this amount of the available state NOL carryforwards.  The related NOL carryforwards expire from 2018 to 2025.  The valuation allowance was recorded as a result of the acquisition of Enventis on October 16, 2014.  If or when recognized, the tax benefits related to any reversal of the valuation allowance will be accounted for as a reduction of income tax expense.

We estimate that we have available federal alternative minimum tax (“AMT”) credit carryforwards at December 31, 2014, of $1.3 million and related deferred tax assets of $1.3 million.  The AMT credits are available to offset future tax liabilities only to the extent that the Company has regular tax liabilities in excess of AMT tax liabilities. The federal AMT credit carryforward does not expire.

We estimate that we have available state tax credit carryforwards at December 31, 2014, of $4.5 million and related deferred tax assets of $2.9 million.  The state tax credit carryforwards are limited annually and expire from 2016 to 2027.  Management believes that the future utilization of $0.5 million and related deferred tax asset of $0.3 million is uncertain and has placed a valuation allowance on this amount of available state tax credit carryforwards.  The related state tax credit carryforwards expires from 2016 to 2019.  If or when recognized, the tax benefits related to any reversal of the valuation allowance will be accounted for as a reduction of income tax expense.

On September 13, 2013, Treasury and the Internal Revenue Service issued final regulations regarding the deduction and capitalization of expenditures related to tangible property. The final regulations under Internal Revenue Code Sections 162, 167 and 263(a) apply to amounts paid to acquire, produce, or improve tangible property as well as dispositions of such property and are generally effective for tax years beginning on or after January 1, 2014.  We are currently working through the implementation of the regulations for the 2014 income tax returns to be filed in 2015 and do not expect they will have a material impact on our consolidated results of operations, cash flows, or financial position.

Unrecognized Tax Benefits

Under the accounting guidance applicable to uncertainty in income taxes we have analyzed filing positions in all of the federal and state jurisdictions where we are required to file income tax returns as well as all open tax years in these jurisdictions.  This accounting guidance clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements; prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return; and provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Our unrecognized tax benefits as of December 31, 2014 and 2013 were $0.2 million and $0, respectively.  Due to the acquisition of Enventis on October 16, 2014, the company recognized an increase in unrecognized tax benefits of $0.2 million.  The net amount of unrecognized benefits that, if recognized, would result in an impact to the effective rate is $0.2 million.

Our practice is to recognize interest and penalties related to income tax matters in interest expense and general and administrative expense, respectively.  During 2014 and 2013 we did not have a material liability for interest or penalties and had no material interest or penalty expense.

The periods subject to examination for our federal return are years 2010 through 2013.  The periods subject to examination for our state returns are years 2010 through 2013.  We are currently under examination by federal taxing authorities, but do not expect any settlement or payment that may result from the audits to have a material effect on our results of operations or cash flows.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

We do not expect that the total unrecognized tax benefits and related accrued interest will significantly change due to the settlement of audits or the expiration of statute of limitations in the next twelve months. There were no material changes to these amounts during 2014 and there were no effects on the Company’s effective tax rate.

The following is a reconciliation of the unrecognized tax benefits for the years ended December 31, 2014 and 2013:

	Liability for
	Unrecognized
	Tax Benefits
(In thousands)	2014	2013

Balance at January 1	$—	$1,224
Additions for tax positions of acquisition	238	—
Additions for tax positions in the current year	—	—
Additions for tax positions of prior years	—	—
Settlements with taxing authorities	—	—
Reduction for lapse of federal statute of limitations	—	—
Reduction for lapse of state statute of limitations	—	(1,224)
Balance at December 31	$238	$—

11.       COMMITMENTS AND CONTINGENCIES

We have certain other obligations for various contractual agreements to secure future rights to goods and services to be used in the normal course of our operations. These include purchase commitments for planned capital expenditures, agreements securing dedicated access and transport services, and service and support agreements.  Additionally, we have procured transport resale arrangements with several interexchange carriers for our long distance services.

As of December 31, 2014, future minimum contractual obligations, including capital and operating leases, and the estimated timing and effect the obligations will have on our liquidity and cash flows in future periods are as follows:

	Minimum Annual Contractual Obligations
(in thousands)	2015	2016	2017	2018	2019	Thereafter	Total
Operating lease agreements	$4,796	$3,019	$2,620	$1,855	$1,554	$5,068	$18,912
Capital lease agreements	1,302	1,077	971	961	984	1,378	6,673
Capital expenditures (1)	3,023	—	—	—	—	—	3,023
Service and support agreements (2)	8,526	7,403	2,428	1,586	1,334	858	22,135
Transport and data connectivity	9,040	9,000	9,000	—	—	—	27,040
Total	$26,687	$20,499	$15,019	$4,402	$3,872	$7,304	$77,783

(1)       We have binding commitments with numerous suppliers for future capital expenditures.

(2)       We have entered into service and maintenance agreements to support various computer hardware and software applications and certain equipment.  If we terminate any of the contracts prior to their expiration date, we would be liable for minimum commitment payments as defined in by the contractual terms of the contracts.

Leases

Operating

We have entered into various non-cancelable operating leases with terms greater than one year for certain facilities and equipment used in our operations. The facility leases generally require us to pay operating costs: including property taxes, insurance and maintenance, and certain of them contain scheduled rent increases and renewal options. Leasehold improvements are amortized over their estimated useful lives or lease period, whichever is shorter. We recognize rent expense on a straight-line basis over the term of each lease.

We incurred rent expense of $2.6 million, $2.3 million and $2.9 million for the years ended December 31, 2014, 2013, and 2012, respectively.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements, all of which expire between 2015 and 2021.  As of December 31, 2014, the present value of the minimum remaining lease commitments was approximately $4.5 million, of which $0.7 million was due and payable within the next twelve months.  The carrying amount of our capital lease obligations, net of imputed interest of $2.1 million, was $4.5 million as of December 31, 2014.  See Note 12 for information regarding the capital leases we have entered into with related parties.

Litigation, Regulatory Proceedings and Other Contingencies

Five putative class action lawsuits have been filed by alleged Enventis shareholders challenging the Company’s proposed merger with Enventis in which the Company, Sky Merger Sub Inc., Enventis and members of the Enventis board of directors have been named as defendants.  The shareholder actions were filed in the Fifth Judicial District, Blue Earth County, Minnesota.  The actions are called: Hoepner v. Enventis Corp. et al, filed July 15, 2014, Case No. 07-CV-14-2489, Bockley v. Finke et al, filed July 18, 2014, Case No. 07-CV-14-2551, Kaplan et al v. Enventis Corp. et al, filed July 21, 2014, Case No. 07-CV-14-2575, Marcial v. Enventis Corp. et al., filed July 25, 2014, Case No. 07-CV-14-2628, and Barta v. Finke et al, filed August 14, 2014, Case No. 07-CV-14-2854.  The actions generally allege, among other things, that each member of the Enventis board of directors breached fiduciary duties to Enventis and its shareholders by authorizing the sale of Enventis to the Company for consideration that allegedly is unfair to the Enventis shareholders, agreeing to terms that allegedly unduly restrict other bidders from making a competing offer, as well as allegations regarding disclosure deficiencies in the joint proxy statement/prospectus.  The complaints also allege that the Company and Sky Merger Sub Inc. aided and abetted the breaches of fiduciary duties allegedly committed by the members of the Enventis board of directors.  The lawsuits seek, amongst other things, equitable relief, including an order to prevent the defendants from consummating the merger on the agreed-upon terms.  The Enventis board of directors appointed a Special Litigation Committee to address the claims.  We believe that these claims are without merit.  On September 19, 2014, the District Court entered an order consolidating the five lawsuits as In Re: Enventis Corporation Shareholder Litigation, Case No. 07-CV-14-2489.  On September 23, 2014, the District Court entered an order that denied the plaintiffs’ request for expedited proceedings and stayed all proceedings “pending the completion of the Special Litigation Committee and the issuance of its decision.” On February 2, 2015, the Special Litigation Committee issued a report stating that the claims lack merit and should not proceed.

In 2014, Sprint Corporation, Level 3 Communications, Inc., and Verizon Communications Inc. filed lawsuits against us and many others in the industry regarding the proper charges to be applied between interexchange and local exchange carriers for certain calls between mobile and wireline devices that are routed through an interexchange carrier. The plaintiffs are refusing to pay these access charges in all states and are seeking refunds of past charges paid.  The disputed amounts total $1.2 million, and cover the periods extending from 2006. CenturyLink, Inc. has filed to bring all related suits to the U.S. District Court’s Judicial Panel on multi district litigation.  This panel is granted authority to transfer to a single court the pretrial proceedings for civil cases involving common questions of fact. The U.S. District Court in Dallas, TX is expected to hear the case no later than September 2015. We have interconnection agreements in place with all wireless carriers and the applicable traffic is being billed at current access rates, therefore we do not expect any potential settlement to have an adverse material impact on our financial results or cash flows.

On April 15, 2008, Salsgiver Inc., a Pennsylvania-based telecommunications company, and certain of its affiliates (“Salsgiver”) filed a lawsuit against us and our subsidiaries North Pittsburgh Telephone Company and North Pittsburgh Systems Inc. in the Court of Common Pleas of Allegheny County, Pennsylvania alleging that we have prevented Salsgiver from connecting their fiber optic cables to our utility poles.  Salsgiver seeks compensatory and punitive damages as the result of alleged lost projected profits, damage to its business reputation, and other costs.  Salsgiver originally claimed to have sustained losses of approximately $125 million.  We believe that these claims are without merit and that the alleged damages are completely unfounded.  Discovery concluded and Consolidated filed a motion for summary judgment on June 18, 2012 and the court heard oral arguments on August 30, 2012.  On February 12, 2013, the court, in part, granted our motion.  The court ruled that Salsgiver could not recover prejudgment interest and could not use as a basis of liability any actions prior to April 14, 2006. In September 2013, in order to avoid the distraction and uncertainty of further litigation, we reached an agreement in principle (the “Agreement”) with Salsgiver, Inc.  In accordance with the terms of the Agreement, we would pay Salsgiver

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

approximately $0.9 million in cash and grant approximately $0.3 million in credits that may be used for make-ready charges (the “Credits”).  The Credits would be available for services performed in connection with the pole attachment applications within five years of the execution of the Agreement. We had previously recorded approximately $0.4 million in 2011 in anticipation of the settlement of this case.  During the quarter ended September 30, 2013, per the terms of the Agreement we recorded an additional $0.9 million, which included estimated legal fees.  In October 2014, Salsgiver rejected the Agreement, remanding the case back to the court.  A trial is anticipated to occur in the third quarter of 2015; however, we believe that despite the rejection, the $1.3 million currently accrued represents management’s best estimate of the probable payment.

Two of our subsidiaries, Consolidated Communications of Pennsylvania Company LLC (“CCPA”) and Consolidated Communications Enterprise Services Inc. (“CCES”), have, at various times, received assessment notices from the Commonwealth of Pennsylvania Department of Revenue (“DOR”) increasing the amounts owed for Pennsylvania Gross Receipt Taxes, and/or have had audits performed for the tax years of 2008 through 2013.  In addition, a re-audit was performed on CCPA for the 2010 calendar year.  For the calendar years for which we received both additional assessment notices and audit actions, those issues have been combined by the DOR into a single Docket for each year.

For the CCES subsidiary, the total additional tax liability calculated by the auditors for the tax years 2008-2013 is approximately $4.6 million.  Audits for calendar years 2008-2010 have been filed for appeal and have received continuance pending the outcome of present litigation in the Commonwealth of Pennsylvania (Verizon Pennsylvania, Inc. v. Commonwealth, Docket No. 266 F.R. 2008).  The preliminary audit findings for the calendar years 2011-2013 were received on September 16, 2014.  We are waiting invoicing for each of these years, at which time we will prepare to file an appeal with the DOR.

For the CCPA subsidiary, the total additional tax liability calculated by the auditors for calendar years 2008-2013 (using the re-audited 2010 number) is approximately $6.7 million.  Appeals of cases for calendar years 2008, 2009, and the original 2010 audit have been filed and have received continuance pending the outcome of present litigation in the Commonwealth of Pennsylvania (Verizon Pennsylvania, Inc. v. Commonwealth, Docket No. 266 F.R. 2008).  The preliminary audit findings for the calendar years 2011-2013, as well as the re-audit of 2010 were received on September 16, 2014.  We are awaiting invoicing for each of these years, at which time we will prepare to file an appeal with the DOR.

We anticipate that the outstanding audits and subsequent appeals will be continued pending the outcome of the Verizon litigation as well. The Gross Receipts Tax issues in the Verizon Pennsylvania case are substantially the same as those presently facing CCPA and CCES.  In addition, there are numerous telecommunications carriers with Gross Receipts Tax matters dealing with the same issues that are in various stages of appeal before the Board of Finance and Revenue and the Commonwealth Court.  Those appeals by other similarly situated telecommunications carriers have been continued until resolution of the Verizon Pennsylvania case.  We believe that these assessments and the positions taken by the Commonwealth of Pennsylvania are without substantial merit.  We do not believe that the outcome of these claims will have a material adverse impact on our financial results or cash flows.

We are from time to time involved in various other legal proceedings and regulatory actions arising out of our operations.  We do not believe that any of these, individually or in the aggregate, will have a material adverse effect upon our business, operating results or financial condition.

12.       RELATED PARTY TRANSACTIONS

Capital Leases

Richard A. Lumpkin, a member of our Board of Directors, together with his family, beneficially owned 44.7% and 41.3% of Agracel, Inc. (“Agracel”), a real estate investment company, at December 31, 2014 and 2013, respectively.  Mr. Lumpkin also is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL LLC (“LATEL”).  Mr. Lumpkin and his immediate family had a 72.4% and 70.7% beneficial ownership of LATEL at December 31, 2014 and 2013, respectively.

As of December 31, 2014, we had three capital lease agreements with LATEL for the occupancy of three buildings on a triple net lease basis.  In accordance with the Company’s related person transactions policy, these leases were approved by our Audit Committee and Board of Directors (“BOD”).We have accounted for these leases as capital leases in accordance with ASC Topic 840, Leases, and have capitalized the lower of the present value of the future

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

minimum lease payments or their fair value.  The capital lease agreements require us to pay substantially all expenses associated with general maintenance and repair, utilities, insurance, and taxes.  Each of the three lease agreements have a maturity date of May 31, 2021 and each have two five-year options to extend the terms of the lease after the initial expiration date.  We are required to pay LATEL approximately $7.9 million over the terms of the lease agreements.  The carrying value of the capital leases at December 31, 2014 and 2013 was approximately $3.4 million and $3.6 million, respectively.  We recognized $0.5 million in interest expense in 2014, 2013 and 2012 and amortization expense of $0.4 million in 2014, 2013 and 2012 related to the capitalized leases.

Long-Term Debt

A portion of the 2020 Notes was sold to accredited investors consisting of certain members of the Company’s Board of Directors or a trust of which a director is the beneficiary (“related parties”). In May 2012, the related parties purchased $10.8 million of the 2020 Notes on the same terms available to other investors, except that the related parties were not entitled to registration rights. In September 2014, $5.0 million of the 2022 Notes were sold to a trust, the beneficiary of which is a member of the Company’s Board of Directors.  We recognized $1.3 million, $1.2 million, and $0.6 million in 2014, 2013, and 2012, respectively, in interest expense in the aggregate for the 2020 Notes.

13.       QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter Ended
2014	March 31	June 30	September 30	December 31
	(In thousands, except per share amounts)
Net revenues	$149,648	$151,036	$149,040	$186,014
Operating income	$25,942	$25,425	$24,249	$15,573
Net income (loss) attributable to common stockholders	$8,324	$9,807	$7,642	$(10,706)
Basic and diluted earnings (loss) per share	$0.20	$0.24	$0.19	$(0.22)

	Quarter Ended
2013	March 31	June 30	September 30	December 31
	(In thousands, except per share amounts)
Net revenues	$151,528	$151,320	$150,773	$147,956
Operating income	$28,330	$26,947	$26,167	$22,217
Income from continuing operations	$6,858	$9,560	$10,330	$3,216
Discontinued operations, net of tax	$24	$(272)	$1,425	$—
Net income attributable to common stockholders	$6,783	$9,194	$11,694	$3,140

Basic and diluted earnings (loss) per share:
Income from continuing operations	$0.17	$0.23	$0.26	$0.08
Discontinued operations, net of tax	—	(0.01)	0.03	—
Net income per basic and diluted common share attributable to common shareholders	$0.17	$0.22	$0.29	$0.08

During the fourth quarter of 2014, we acquired 100% of the issued and outstanding shares of Enventis in exchange for shares of our common stock.  Enventis’ results of operations have been included in our consolidated financial statements as of the acquisition date of October 16, 2014.  As result of the Enventis acquisition, we incurred transaction costs of $0.9 million, $0.7 million and $9.8 million during the quarters ended June 30, 2014, September 30, 2014 and December 31, 2014, respectively.

In connection with the repurchase of a portion of our 2020 Notes, as described in Note 6, we recognized a loss of $13.8 million on the partial extinguishment of debt during the quarter ended December 31, 2014.

As described in Note 3, in September 2013, we completed the sale of the assets and contractual rights of our prison services business for a total cash price of $2.5 million, resulting in a gain of $1.3 million, net of tax.  The financial results of the operations for prison services have been reported as a discontinued operation in our consolidated financial statements for all periods presented.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

14.       CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Consolidated Communications, Inc. is the primary obligor under the unsecured 2020 Notes it issued on May 30, 2012. We and substantially all of our subsidiaries have jointly and severally guaranteed the 2020 Notes.  All of the subsidiary guarantors are 100% direct or indirect wholly owned subsidiaries of the parent, and all guarantees are full, unconditional and joint and several with respect to principal, interest and liquidated damages, if any.  As such, we present condensed consolidating balance sheets as of December 31, 2014 and 2013, and condensed consolidating statements of operations and cash flows for the years ended December 31, 2014, 2013 and 2012 for each of Consolidated Communications Holdings, Inc. (Parent), Consolidated Communications, Inc. (Subsidiary Issuer), guarantor subsidiaries and other non-guarantor subsidiaries with any consolidating adjustments.  See Note 6 for more information regarding our 2020 Notes.

Condensed Consolidating Balance Sheets

(amounts in thousands)

	December 31, 2014
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$4,940	$820	$919	$—	$6,679
Accounts receivable, net	—	—	70,543	6,993	—	77,536
Income taxes receivable	12,665	—	6,232	43	—	18,940
Deferred income taxes	(71)	158	12,807	480	—	13,374
Prepaid expenses and other current assets	—	—	17,285	331	—	17,616
Total current assets	12,594	5,098	107,687	8,766	—	134,145

Property, plant and equipment, net	—	—	1,088,196	49,282	—	1,137,478

Intangibles and other assets:
Investments	—	3,724	111,652	—	—	115,376
Investments in subsidiaries	2,119,335	1,510,416	13,000	—	(3,642,751)	—
Goodwill	—	—	698,449	66,181	—	764,630
Other intangible assets	—	—	47,235	9,087	—	56,322
Deferred debt issuance costs, net and other assets	—	15,421	3,892	—	—	19,313
Total assets	$2,131,929	$1,534,659	$2,070,111	$133,316	$(3,642,751)	$2,227,264

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$—	$15,277	$—	$—	$15,277
Advance billings and customer deposits	—	—	30,250	1,683	—	31,933
Dividends payable	19,510	—	—	—	—	19,510
Accrued compensation	—	—	30,737	1,844	—	32,581
Accrued interest	—	6,775	6	3	—	6,784
Accrued expense	36	—	38,211	1,451	—	39,698
Current portion of long term debt and capital lease obligations	—	9,100	671	78	—	9,849
Current portion of derivative liability	—	443	—	—	—	443
Total current liabilities	19,546	16,318	115,152	5,059	—	156,075

Long-term debt and capital lease obligations	—	1,352,949	3,070	734	—	1,356,753
Advances due to/from affiliates, net	1,805,129	(1,953,695)	206,616	(58,050)	—	—
Deferred income taxes	(14,833)	(938)	243,427	19,009	—	246,665
Pension and postretirement benefit obligations	—	—	100,221	22,142	—	122,363
Other long-term liabilities	—	690	13,337	552	—	14,579
Total liabilities	1,809,842	(584,676)	681,823	(10,554)	—	1,896,435

Shareholders’ equity:
Common Stock	504	—	17,411	30,000	(47,411)	504
Other shareholders’ equity	321,583	2,119,335	1,366,051	113,870	(3,595,340)	325,499
Total Consolidated Communications Holdings, Inc. shareholders’ equity	322,087	2,119,335	1,383,462	143,870	(3,642,751)	326,003
Noncontrolling interest	—	—	4,826	—	—	4,826
Total shareholders’ equity	322,087	2,119,335	1,388,288	143,870	(3,642,751)	330,829
Total liabilities and shareholders’ equity	$2,131,929	$1,534,659	$2,070,111	$133,316	$(3,642,751)	$2,227,264

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	December 31, 2013
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$86	$2,366	$3,099	$—	$5,551
Accounts receivable, net	—	502	44,521	7,010	—	52,033
Income taxes receivable	9,346	—	370	80	—	9,796
Deferred income taxes	(61)	(7)	7,533	495	—	7,960
Prepaid expenses and other current assets	—	—	11,862	518	—	12,380
Total current assets	9,285	581	66,652	11,202	—	87,720

Property, plant and equipment, net	—	—	834,199	51,163	—	885,362

Intangibles and other assets:
Investments	—	3,729	109,370	—	—	113,099
Investments in subsidiaries	1,101,039	335,659	12,130	—	(1,448,828)	—
Goodwill	—	—	537,265	66,181	—	603,446
Other intangible assets	—	—	30,997	9,087	—	40,084
Deferred debt issuance costs, net and other assets	—	13,620	4,047	—	—	17,667
Total assets	$1,110,324	$353,589	$1,594,660	$137,633	$(1,448,828)	$1,747,378

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$—	$4,885	$—	$—	$4,885
Advance billings and customer deposits	—	—	23,699	2,235	—	25,934
Dividends payable	15,520	—	—	—	—	15,520
Accrued compensation	—	—	20,447	1,805	—	22,252
Accrued interest	—	3,514	6	4	—	3,524
Accrued expense	224	875	32,703	1,371	—	35,173
Current portion of long term debt and capital lease obligations	—	9,100	586	65	—	9,751
Current portion of derivative liability	—	660	—	—	—	660
Total current liabilities	15,744	14,149	82,326	5,480	—	117,699

Long-term debt and capital lease obligations	—	1,207,663	3,659	812	—	1,212,134
Advances due to/from affiliates, net	968,319	(1,970,192)	1,037,969	(36,096)	—	—
Deferred income taxes	(21,598)	(1,029)	184,209	18,277	—	179,859
Pension and postretirement benefit obligations	—	—	61,053	14,701	—	75,754
Other long-term liabilities	25	1,960	7,328	280	—	9,593
Total liabilities	962,490	(747,449)	1,376,544	3,454	—	1,595,039

Shareholders’ equity:
Common Stock	401	—	17,411	30,000	(47,411)	401
Other shareholders’ equity	147,433	1,101,038	196,200	104,179	(1,401,417)	147,433
Total Consolidated Communications Holdings, Inc. shareholders’ equity	147,834	1,101,038	213,611	134,179	(1,448,828)	147,834
Noncontrolling interest	—	—	4,505	—	—	4,505
Total shareholders’ equity	147,834	1,101,038	218,116	134,179	(1,448,828)	152,339
Total liabilities and shareholders’ equity	$1,110,324	$353,589	$1,594,660	$137,633	$(1,448,828)	$1,747,378

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Condensed Consolidating Statements of Operations

(amounts in thousands)

	Year Ended December 31, 2014
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net revenues	$—	$(7)	$585,148	$64,380	$(13,783)	$635,738
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization)	—	—	242,354	13,391	(13,084)	242,661
Selling, general and administrative expenses	3,975	126	119,649	17,585	(699)	140,636
Financing and other transaction costs	10,808	581	428	—	—	11,817
Depreciation and amortization	—	—	141,673	7,762	—	149,435
Operating income (loss)	(14,783)	(714)	81,044	25,642	—	91,189
Other income (expense):
Interest expense, net of interest income	36	(82,617)	55	(11)	—	(82,537)
Intercompany interest income (expense)	(108,366)	125,932	(19,677)	2,111	—	—
Loss on extinguishment of debt	—	(13,785)	—	—	—	(13,785)
Investment income	—	(5)	34,521	—	—	34,516
Equity in earnings of subsidiaries, net	94,458	77,156	870	—	(172,484)	—
Other, net	53	(553)	(236)	(232)	—	(968)
Income (loss) from continuing operations before income taxes	(28,602)	105,414	96,577	27,510	(172,484)	28,415
Income tax expense (benefit)	(43,669)	10,956	35,022	10,718	—	13,027
Net income (loss)	15,067	94,458	61,555	16,792	(172,484)	15,388
Less: net income attributable to noncontrolling interest	—	—	321	—	—	321
Net income (loss) attributable to Consolidated Communications Holdings, Inc.	$15,067	$94,458	$61,234	$16,792	$(172,484)	$15,067

Total comprehensive income (loss) attributable to common shareholders	$(15,573)	$63,818	$43,418	$2,780	$(110,016)	$(15,573)

	Year Ended December 31, 2013
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net revenues	$—	$(60)	$547,635	$68,128	$(14,126)	$601,577
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization)	—	—	220,764	14,635	(12,947)	222,452
Selling, general and administrative expenses	3,608	167	113,942	18,876	(1,179)	135,414
Financing and other transaction costs	457	—	319	—	—	776
Depreciation and amortization	—	—	130,455	8,819	—	139,274
Operating income (loss)	(4,065)	(227)	82,155	25,798	—	103,661
Other income (expense):
Interest expense, net of interest income	100	(86,090)	181	42	—	(85,767)
Intercompany interest income (expense)	(103,588)	126,918	(24,662)	1,332	—	—
Loss on extinguishment of debt	—	(7,657)	—	—	—	(7,657)
Investment income	—	89	37,606	—	—	37,695
Equity in earnings of subsidiaries, net	98,055	74,479	896	—	(173,430)	—
Other, net	(18)	—	(448)	10	—	(456)
Income (loss) from continuing operations before income taxes	(9,516)	107,512	95,728	27,182	(173,430)	47,476
Income tax expense (benefit)	(40,327)	9,457	38,038	10,344	—	17,512
Income (loss) from continuing operations	30,811	98,055	57,690	16,838	(173,430)	29,964
Discontinued operations, net of tax	—	—	1,177	—	—	1,177
Net income (loss)	30,811	98,055	58,867	16,838	(173,430)	31,141
Less: net income attributable to noncontrolling interest	—	—	330	—	—	330
Net income (loss) attributable to Consolidated Communications Holdings, Inc.	$30,811	$98,055	$58,537	$16,838	$(173,430)	$30,811

Total comprehensive income (loss) attributable to common shareholders	$30,811	$101,616	$91,395	$25,203	$(173,430)	$75,595

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Year Ended December 31, 2012
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net revenues	$—	$(15)	$423,303	$68,774	$(14,185)	$477,877
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization)	—	—	175,759	14,355	(14,185)	175,929
Selling, general and administrative expenses	2,530	385	88,664	16,584	—	108,163
Financing and other transaction costs	11,269	9,531	—	—	—	20,800
Intangible assets impairment	—	—	1,236	—	—	1,236
Depreciation and amortization	—	—	107,064	13,268	—	120,332
Operating income (loss)	(13,799)	(9,931)	50,580	24,567	—	51,417
Other income (expense):
Interest expense, net of interest income	(20)	(71,704)	(816)	(64)	—	(72,604)
Intercompany interest income (expense)	(50,126)	87,717	(37,509)	(82)	—	—
Loss on extinguishment of debt	—	(4,455)	—	—	—	(4,455)
Investment income	—	246	30,421	—	—	30,667
Equity in earnings of subsidiaries, net	48,942	48,272	1,435	—	(98,649)	—
Other, net	—	1	617	(17)	—	601
Income (loss) from continuing operations before income taxes	(15,003)	50,146	44,728	24,404	(98,649)	5,626
Income tax expense (benefit)	(20,643)	1,204	11,239	8,861	—	661
Income (loss) from continuing operations	5,640	48,942	33,489	15,543	(98,649)	4,965
Discontinued operations, net of tax	—	—	1,206	—	—	1,206
Net income (loss)	5,640	48,942	34,695	15,543	(98,649)	6,171
Less: net income attributable to noncontrolling interest	—	—	531	—	—	531
Net income (loss) attributable to Consolidated Communications Holdings, Inc.	$5,640	$48,942	$34,164	$15,543	$(98,649)	$5,640

Total comprehensive income (loss) attributable to common shareholders	$5,640	$53,920	$24,816	$11,962	$(98,649)	$(2,311)

Condensed Consolidating Statements of Cash Flows

(amounts in thousands)

	Year Ended December 31, 2014
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Consolidated
Net cash (used in) provided by operating activities	$(71,646)	$37,972	$196,186	$25,273	$187,785

Cash flows from investing activities:
Business acquisition, net of cash acquired	(139,558)	—	—	—	(139,558)
Purchases of property, plant and equipment	—	—	(103,509)	(5,489)	(108,998)
Purchase of investments	—	—	(100)	—	(100)
Proceeds from sale of assets	—	—	1,740	55	1,795
Net cash used in investing activities	(139,558)	—	(101,869)	(5,434)	(246,861)

Cash flows from financing activities:
Proceeds on bond offering	—	200,000	—	—	200,000
Proceeds from issuance of long-term debt	—	80,000	—	—	80,000
Payment of capital lease obligation	—	—	(638)	(65)	(703)
Payment on long-term debt	—	(63,100)	—	—	(63,100)
Partial redemption of senior notes		(84,127)			(84,127)
Payment of financing costs	—	(7,438)	—	—	(7,438)
Distributions to noncontrolling interest	—	—			—
Dividends on common stock	(62,341)	—	—	—	(62,341)
Purchase and retirement of common stock	(1,856)	—	—	—	(1,856)
Transactions with affiliates, net	275,632	(158,453)	(95,225)	(21,954)	—
Other	(231)	—	—	—	(231)
Net cash provided by (used in) financing activities	211,204	(33,118)	(95,863)	(22,019)	60,204
(Decrease) increase in cash and cash equivalents	—	4,854	(1,546)	(2,180)	1,128
Cash and cash equivalents at beginning of period	—	86	2,366	3,099	5,551
Cash and cash equivalents at end of period	$—	$4,940	$820	$919	$6,679

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Year Ended December 31, 2013
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Consolidated
Net cash (used in) provided by continuing operations	$(88,251)	$36,811	$195,591	$24,379	$168,530
Net cash used in discontinued operations	—	—	(4,174)	—	(4,174)
Net cash (used in) provided by operating activities	(88,251)	36,811	191,417	24,379	164,356

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(100,139)	(7,224)	(107,363)
Purchase of investments	—	—	(403)	—	(403)
Proceeds from sale of assets	—	—	282	48	330
Net cash used in continuing operations	—	—	(100,260)	(7,176)	(107,436)
Net cash provided by discontinued operations	—	—	2,331	—	2,331
Net cash used in investing activities	—	—	(97,929)	(7,176)	(105,105)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	989,450	—	—	989,450
Payment of capital lease obligation	—	—	(462)	(54)	(516)
Payment on long-term debt	—	(990,961)	—	—	(990,961)
Payment of financing costs	—	(6,576)	—	—	(6,576)
Dividends on common stock	(62,064)	—	—	—	(62,064)
Purchase and retirement of common stock	(887)	—	—	—	(887)
Transactions with affiliates, net	151,202	(35,215)	(99,190)	(16,797)	—
Net cash provided by (used in) financing activities	88,251	(43,302)	(99,652)	(16,851)	(71,554)
(Decrease) increase in cash and cash equivalents	—	(6,491)	(6,164)	352	(12,303)
Cash and cash equivalents at beginning of period	—	6,577	8,530	2,747	17,854
Cash and cash equivalents at end of period	$—	$86	$2,366	$3,099	$5,551

	Year Ended December 31, 2012
	Parent	Subsidiary Issuer	Guarantors	Non-Guarantors	Consolidated
Net cash (used in) provided by continuing operations	$(52,318)	$13,106	$137,386	$21,558	$119,732
Net cash provided by discontinued operations	—	—	3,483	—	3,483
Net cash (used in) provided by operating activities	(52,318)	13,106	140,869	21,558	123,215

Cash flows from investing activities:
Business acquisition, net of cash acquired	(385,346)	—	—	—	(385,346)
Purchases of property, plant and equipment	—	—	(70,948)	(6,050)	(76,998)
Purchase of investments	—	—	(6,728)	—	(6,728)
Proceeds from sale of assets	—	—	882	42	924
Other	(314)	—	—	—	(314)
Net cash used in continuing operations	(385,660)	—	(76,794)	(6,008)	(468,462)
Net cash used in discontinued operations	—	—	(97)	—	(97)
Net cash used in investing activities	(385,660)	—	(76,891)	(6,008)	(468,559)

Cash flows from financing activities:
Proceeds on bond offering	—	298,035	—	—	298,035
Proceeds from issuance of long-term debt	—	544,850	—	—	544,850
Payment of capital lease obligation	—	—	(183)	(45)	(228)
Payment on long-term debt	—	(510,038)	—	—	(510,038)
Payment of financing costs	—	(18,616)	—	—	(18,616)
Distributions to noncontrolling interest	—	—	3,150	(5,000)	(1,850)
Dividends on common stock	(54,100)	—	—	—	(54,100)
Purchase and retirement of common stock	(559)	—	—	—	(559)
Transactions with affiliates, net	492,637	(424,129)	(58,495)	(10,013)	—
Net cash provided by (used in) financing activities	437,978	(109,898)	(55,528)	(15,058)	257,494
(Decrease) increase in cash and cash equivalents	—	(96,792)	8,450	492	(87,850)
Cash and cash equivalents at beginning of period	—	103,369	80	2,255	105,704
Cash and cash equivalents at end of period	$—	$6,577	$8,530	$2,747	$17,854